Exhibit 4.26

BUSINESS AND ASSET SALE AND PURCHASE AGREEMENT

United Church Schools Foundation Ltd

United Church Schools Trust (Vendors)

and

Bright Scholar (BCS) Property Limited

Bright Scholar (BCS) Management Limited (Purchasers)

and

Bright Scholar Education Holdings Limited (Guarantor)

In relation to the Sale and Purchase of the

Business and Assets of Bournemouth

Collegiate School

Contents

1.	DEFINITIONS AND INTERPRETATIONS	3
2.	SALE AND PURCHASE	12
3.	CONDITIONS	12
4.	CONSIDERATION	14
5.	PERIOD TO COMPLETION	14
6.	COMPLETION	15
7.	PROPERTIES	16
8.	WARRANTIES	16
10.	CONTRACTS	18
11.	EMPLOYEES	19
12.	PENSIONS	20
13.	VALUE ADDED TAX	20
14.	RISK	22
15.	LIABILITIES	22
16.	APPORTIONMENT	22
17.	DEBTS	24
18.	RESTRICTIVE COVENANTS	26
19.	CONFIDENTIAL INFORMATION	27
20.	PURCHASERS’ COVENANTS	27
21.	DATA PROTECTION	28
22.	GUARANTEE	28
23.	SEVERABILITY	28
24.	ENTIRE AGREEMENT	28
25.	ASSIGNMENT	28
26.	VARIATION	29
27.	ANNOUNCEMENTS	29
28.	NOTICE	29
29.	COSTS AND EXPENSES	30
30.	REMEDIES TO BE CUMULATIVE	30
31.	COUNTERPARTS	30
32.	THIRD PARTY RIGHTS	30
33.	GENERAL	31
34.	GOVERNING LAW	31
SCHEDULE 1		32
SCHEDULE 2		52
SCHEDULE 3		54
SCHEDULE 4		57
SCHEDULE 5		60
SCHEDULE 6		62
SCHEDULE 7		63
SCHEDULE 8		64
SCHEDULE 9		65
APPENDIX 1		68

THIS AGREEMENT is made on 1 October 2018

BETWEEN

(1)

UNITED CHURCH SCHOOLS TRUST, a company limited by guarantee incorporated in England and Wales with company number [***] whose registered office is at Worldwide House, Thorpe Wood, Peterborough, England, PE3 6SB (“Trust”)

(2)

UNITED CHURCH SCHOOLS FOUNDATION LTD, a limited liability company incorporated in England and Wales with company number [***] whose registered office is at Worldwide House, Thorpe Wood, Peterborough, England, PE3 6SB (“Foundation”)

(each a “Vendor”, and together the “Vendors”); and

(3)

BRIGHT SCHOLAR (BCS) PROPERTY LIMITED, a limited liability company incorporated in England and Wales with company number [***] whose registered office is at 6th Floor, Gracechurch Street, London, EC3V 0HR (“BCS Property”)

(4)

BRIGHT SCHOLAR (BCS) MANAGEMENT LIMITED, a limited liability company incorporated in England and Wales with company number [***] whose registered office is at 6th Floor, Gracechurch Street, London, EC3V 0HR (“BCS Management”)

(each a “Purchaser” and together the “Purchasers”); and

(5)

BRIGHT SCHOLAR EDUCATION HOLDINGS LIMITED, a company incorporated in the Cayman Islands whose corporate headquarters are at No.1, Country Garden Road, Beijiao Town, Shunde District Foshan, Guangdong 528300 (“Guarantor”).

WHEREAS

(A)

Trust is principally engaged in the business of the operation of schools, including Bournemouth Collegiate School (the School) at two locations namely St Osmunds Road in Poole and College Road in Pokesdown, Bournemouth and Foundation owns the land and buildings from which the School operates.

(B)	The Vendors desire to sell and the Purchasers desire to purchase the Business, Assets and Properties of the School pursuant to the terms and conditions as set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite hereto, as follows:

“Accounts” the audited annual accounts of the Vendors in relation to the Business for the accounting reference period ended on the Accounts Date, comprising a balance sheet, a profit and loss account and cash flow statement, including the notes thereon and the associated directors’ and auditors’ reports;

“Accounts Date” 31 August 2017;

“Adjustment Pre-estimate” the pre-estimate of the likely adjustment to the Purchase Price calculated in accordance with clause 16.1 to 16.9(but not, for the avoidance of doubt in relation to the Debts), being set out in schedule 8 with the accompanying calculation.

“Agreement” this Agreement as it may be amended or supplemented from time to time;

“Assets” the Books and Records, business information, rights and benefits of the Contracts, Fixed Assets, Loose Assets, Goodwill, Business Intellectual Property, together with all other assets and rights and benefits of any claims relating to the Business as at the date hereof and as at Completion, other than the Excluded Assets, the Excluded Contracts and the Properties;

“Assumed Liabilities” the obligations of the Vendors under the Contracts (other than the Excluded Liabilities) and the Employees as at Completion;

“Beneficiaries” the beneficiaries of the Vendors under their charitable objects.

“Books and Records” the Vendors’ books and records in relation to the Business (including National Insurance and PAYE registers, all bought and sold ledgers, purchase and sales day books, purchase and sales invoices, employee records (including those required to be kept under the Working Time Regulations 1998), client files, customer and supplier lists, credit information, manuals and instructions, catalogues, price lists, sales, marketing and promotional information, mailing lists, business plans, forecasts and stock records), financial and tax records, and all other records relating to the Business as at Completion on whatsoever medium they are stored;

“Business” the business carried on by and on behalf of the Vendors as at the date hereof, comprising the operation of the School at the Campuses;

“Business Day” a day (other than Saturday and Sunday) on which banks in Hong Kong, China and the United Kingdom are generally open for business;

“Business Information” all information, know-how and documentation (and on whatsoever medium they are stored) relating to the Business, the Properties and the Assets as at Completion including all correspondence, promotional material, past and present pupils, customers and suppliers of goods and services to the Business, technical or operational and computer hardware or software manuals;

“Business Intellectual Property” Intellectual Property owned by or licensed to the Vendors or used wholly and exclusively or intended to be used in the Business, together with the goodwill relating thereto including the following domain names: bournemouthcollegiate.org; bournemouthcollegiateprep.org; and bournemouthcollegiateschool.org.

“Business Plan” the Purchasers’ business plan for the Business as produced by the Purchasers and approved by the Vendors;

“Campuses” collectively the sites at St Osmunds Road, Poole BH14 9JY and College Road, Pokesdown BH5 2DR;

“Chartwells Contract” the contract with Compass Contract Services (UK) Limited t/a Chartwells Independent dated 1 January 2014 (as extended by correspondence from 1 January 2017);

“Claim” a claim by the Purchasers involving or relating to a breach of any Warranties;

“Completion” completion of the sale and purchase of the Business and Assets as set out in clause 6;

“Completion Adjustment Accounts” the financial statements identifying the debtors and creditors of the Business as at the Completion Date to be prepared by the Vendors in accordance with the provisions of clause 16.5;

“Completion Date” the following date (i) 31 October 2018, if the Conditions are satisfied on or before 26 October 2018; (ii) 30 November 2018 if the Conditions are satisfied after 26 October 2018 but on or before 23 November 2018; (iii) 31 December 2018/4 January 2018 if the Conditions are satisfied after 23 November 2018 but on or before 21 December 2018; or (iv) such other date as the parties hereto may agree in writing, on which Completion shall take place in accordance with the terms hereof;

“Computer Equipment” all computer hardware including all disks, disk drives, display screens, keyboards, printers, microprocessors (whether embedded in a computer or any other piece of equipment), associated and peripheral equipment and firmware and any other items that connect with any or all of them together with technical documentation which in each case are owned and/or used by the Vendors in the Business;

“Computer Software” all computer software owned and/or used by the Vendors in connection with the Business, including all executable versions of computer programs in both source and object code form, all operating systems, software comprised in the Computer Equipment and all application software and all other software owned and/or used by the Vendors in connection with the Business or which, by virtue of the Vendors’ interest in the Computer Equipment or in software owned and/or used by the Vendors in the Business, the Vendors is entitled to have or use or is capable of having or using;

“Computer Systems” the Computer Software and the Computer Equipment;

“Conditions” the conditions as set out in clause 3.1;

“Consents” all approvals and consents from third parties which are required to be obtained for the purpose of transfer of the employees, Assets, Properties and Business for the purposes of Completion;

“Contracts” all contracts (including but without limitation any agreements, commitments or understandings) relating solely to the Business subsisting as at Completion and all outstanding offers by or to the Vendors relating solely to the Business as at Completion but excluding:

(a)	contracts of employment with the employees of the School (which shall be covered under the provisions of clause 11); and

(b)	the Excluded Contracts;

“Current Term Debts” all trade and other debts and amounts owing to the Vendors as at the Effective Time in respect of the operation of the Business in the ordinary course in relation to the Autumn 2018 Term (whether or not invoiced);

“Current Use” in relation to each Property, the current use as identified for that Property in schedule 9;

“Customer Advances” all amounts received (whether by deposit, pre-payment or otherwise) by or on behalf of the Vendors on or before the Effective Time so far as the same relate to anything (including any service) to be provided by the Purchasers under any of the Business Contracts or otherwise in connection with the carrying on of the after the Effective Date.

“Customer Data” data relating to pupils at the School.

“Customer Database” the database owned by the Vendors for the purpose of providing services to pupils at the School.

“Customers” pupils attending the School and their parents/guardians.

“Data Employees” the Employees and former employees of the Vendors employed or formerly employed in connection with the Business.

“DPA 1998” the Data Protection Act 1998.

“DPA 2018” the Data Protection Act 2018.

“Data Protection Legislation” the UK Data Protection Legislation and (for so long as and to the extent that the law of the EU has legal effect in the UK) the General Data Protection Regulation ((EU) 2016/679) and any other directly applicable EU regulation relating to data protection and privacy.

“Debts” the Historic Debts and the Current Term Debts;

“Deposit” the sum of £1,000,000 paid on behalf of the Purchasers to the Vendors pursuant to the Heads of Terms dated 24 August 2018 and held by the Vendors on the terms of the Escrow Agreement;

“Disclosed” fairly and accurately disclosed with sufficient particularly for the Purchasers to assess the scope and likely consequence of the matter disclosed in or under the Disclosure Letters.

“Disclosure Letters” the First Disclosure Letter and/or the Second Disclosure Letter.

“Disclosure Bundle” the two identical bundles of documents (as listed in the schedule to the First Disclosure Letter and the Second Disclosure Letter) in the agreed form.

“Eligible Employee” those Employees eligible for membership of the Vendors’ Schemes.

“Employees” those employees of the Business whose names are listed in schedule 6;

“Employee Data” personal data relating to Employees.

“Employee Database” the database owned by the Vendors in connection with the Data Employees.

“Encumbrance” (a) any option, right to acquire, right of pre-emption, right of first refusal, mortgage, charge, pledge, lien, hypothecation, title creation, right of set off, counterclaim, third party right or interest, assignment by way of security, trust arrangement or other security interest or arrangement or restriction of any kind; (b) any arrangement whereby any rights are subordinated to any rights of any third party; and (c) the interest of a Vendors or lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement;

“Effective Time” 23:59 on the day on which Completion occurs;

“EHS Laws” all applicable laws, statutes, secondary legislation, bye-laws, regulations, directives, common law, judgments, orders or decisions of any court, codes of practice, guidance notes and circulars (which have legal effect) and directions of any regulatory authority in force from time to time in relation to EHS Matters;

“EHS Matters”:

(a)	the pollution, conservation or protection of, or prevention of harm to the Environment or health & safety of humans and animals;

(b)	the presence, existence, disposal, release, spillage, deposit, escape, leak, migration or emission of Hazardous Substances;

(c)	the exposure of any person to Hazardous Substances;

(d)	the creation or existence of any noise, odour, radiation or nuisance;

(e)	the health & safety of any person, including any accidents, injuries, illnesses and diseases;

“Environment” the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land and any ecological systems and living organisms (including man) or systems supported by those medial

“Environmental Permit” any permit, licence, consent, approval, certificate, registration, exemption or other authorisation required under any EHS Laws for the operation of the Business or the use of the Properties;

“Escrow Letter” the escrow letter addressed to the Vendors’ Solicitors from (1) Trust; (2) Foundation; (3) BCS Property; and (4) BCS Management and dated 24th August 2018;

“Excluded Assets”:

(a)	cash in hand or with a bank used by or held on behalf of the Business as at the Effective Time;

(b)	the Historic Debts;

(c)	the Current Term Debts.

“Excluded Contracts”:

(a)	Group Contracts;

(b)

contracts of engagements between either the Trust or Foundation and other members of the Vendors’ Group, including without limitation The Church Schools Trading Company Limited or any other parties associated with the Vendors,

“Excluded Liabilities” all liabilities of the Vendors relating to or arising in connection with the operation of the Business and the Assets prior to the Completion Date;

“Fee Discounts” all existing fee discount arrangements with existing pupils and those pupils due to join the School in or after September 2018 (including, but not necessarily limited to, bursaries, scholarships, sibling discounts and staff discounts), details of which are set out in schedule 7

“First Disclosure Letter” the disclosure letter dated on or around the date of this Agreement from the Vendors to the Purchasers (together with any documents attached to it) including qualifications to the Warranties, the receipt of which has been acknowledged by the Purchasers;

“Fixed Assets” all of the fixed plant, machinery, equipment and tooling used or intended for use in the Business attached or fixed to the premises of the Business as at Completion including (but not necessarily limited to) the items set out in the asset register Disclosed to the Purchasers;

“Group Contracts” those contracts, licences and other arrangements which relate to the provision of services for the benefit of both the Business and other parts of the business of the Vendors;

“Goodwill” the goodwill relating to the Business as at Completion together with the exclusive right for the Purchasers to represent themselves as carrying on the Business in succession to the Vendors and together with the trade name Bournemouth Collegiate School and all other trade names associated with the Business;

“GDPR” the General Data Protection Regulation (EU) 2016/679;

“Hazardous Substances” any material, substance or organism which, alone or in combination with others, is capable of causing harm to the Environment, and in the case of man this includes offence caused to any of his senses or harm to his property, including (but not limited to) radioactive substances, and materials containing asbestos and Japanese knotweed.

“Historic Debts” all trade and other debts and amounts owing to the Vendors as at the Effective Time in respect of goods or services supplied by the Vendors in the ordinary course of carrying on the Business (whether or not invoiced) prior to (and including) 31 August 2018;

“HMRC” Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions;

“Instalment Payments” instalments of school fees and other receivables of the Business which are being paid in instalments by Parents (whether by direct debit or otherwise);

“Intellectual Property” all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get-up, trade, business, names, domain names, copyrights, and topography rights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world and any rights to receive any remuneration in respect of such rights;

“Intellectual Property Agreement” any licence, consent or permission to use any Intellectual Property (including any unwritten or informal arrangement);

“Intellectual Property Assignments” the assignment(s) in the agreed terms of the registered and unregistered Business Intellectual Property;

“Key Employees” means any member of the School’s Senior Leadership Team, namely: the Headmaster, the Head of Preparatory School, Assistant Head (Head of Early Years), Assistant Head (Pastoral), Assistant Head (Academic) and the Business Manager;

“Knowhow” confidential or proprietary, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and microfilm) including, without limitation, all policies and procedures pertaining to the operation of the School and the carrying on of the Business, academic and curricular materials, research reports, project reports, instruction and training manuals, market forecasts, business opportunities, lists and particulars of past and present pupils and of pupils who have registered an interest in attending the School, customers, suppliers, marketing methods and materials and prospectuses and brochures;

“Lease Agreements” those of the Contracts which are lease, hire, hire purchase, credit sale or conditional sale agreements;

“Leased Assets” those of the Assets which are subject to a Lease Agreement;

“Life Assurance Scheme” The group life insurance scheme with Aviva which provides benefits for certain of the Employees.

“Long Stop Date” 31 December 2018 or such other date as the parties may agree in writing;

“Loose Assets” the loose assets, plant, machinery, tools, Motor Vehicles, fixtures and fittings, office equipment, desks, chattels, stationery, office consumables and other similar articles owned and/or used or for use by the Vendors in connection with the Business at the Effective Time;

“Losses” includes all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses);

“Management Accounts” the management accounts of the School, comprising the balance sheet (or statement of financial position) and the profit and loss account of the School, as at and for the period from the Accounts Date to the Management Accounts Date;

“Management Accounts Date” 31 August 2018;

“Material Loss” means a Loss suffered by the Purchaser of £350,000 or more.

“Motor Vehicles” the motor vehicles (together with the benefit of their unexpired road fund licences) owned and/or used by the Vendors in connection with the Business at the Effective Time;

“Parents” the individual or individuals who sign the School’s acceptance form and have parental responsibility for a Pupil;

“Parental Deposits” the deposits paid by Parents to the Vendor excluding any element of such deposit that has been properly applied to meet a liability of the respective parent;

“Personal Data” has the meaning given in Article 4(1) of the GDPR;

“Planning Acts” the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Act 2011, the Growth and Infrastructure Act 2013, the Housing and Planning Act 2016 and the Neighbourhood Planning Act 2017 and any other legislation from time to time regulating the use or development of land;

“Prepayment” means all amounts paid (whether by deposit, prepayment or otherwise) on or before the Effective Time by or on behalf of the Vendors so far as the same relate to anything (including any service) to be provided to the Purchasers under any of the Contracts or otherwise in connection with the carrying on of the Business after the Effective Time.

“Properties” the properties particulars of which are set out in schedule 9 and shall include all the land and buildings comprising the Properties or any part or parts thereof and “Property” shall be construed accordingly;

“Properties Contract” the contract for the sale and purchase of the Properties in the agreed form attached at Appendix 1;

“Pupils” pupils attending the School on the Completion Date or those have been offered (and have accepted) a place to attend the School.

“Purchase Price” has the meaning ascribed to it in clause 4.1;

“Purchasers’ Solicitors” Shakespeare Martineau LLP of 60 Gracechurch Street, London, EC3V 0HR;

“Regulations” the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Relevant Benefits” any pension, lump sum, gratuity or other like benefit provided or to be provided in connection with past service, retirement, death, or any change in the nature of the service of any Employee.

“Restricted Period” 5 years after the Completion Date;

“Retained Business” all of the assets, operations, goodwill and other rights of the business of the Vendors which do not comprise the Business;

“Retained Records” all books and records of the Vendors and the Vendors’ Group relating to the Business and the Assets other than the Books and Records (including, for the avoidance of doubt, the statutory books and accounting records of the Vendors);

“School” the independent, co-educational day and boarding school (comprising a prep school and senior school) operated by the Trust at the Campuses;

“Scottish Widows Plan” an additional voluntary contribution plan with Scottish Widows providing benefits for Maxine Clarke;

“Second Disclosure Letter” the supplemental disclosure letter which the Vendors may issue (at their discretion) dated on the Completion Date from the Vendors to the Purchasers (together with any documents attached to it) including qualifications to the Warranties, the receipt of which will be acknowledged by the Purchasers at Completion;

“Statutory Agreement” an agreement or undertaking entered into under section 18 of the Public Health Act 1936, or section 52 of the Town and Country Planning Act 1971, or section 33 of the Local Government (Miscellaneous Provisions) Act 1982, or section 106 of the Town and Country Planning Act 1990, or section 104 of the Water Industry Act 1991, or any other legislation (later or earlier) similar to these statutes;

“Stock” all materials held, acquired or used by the Vendors in connection with the Business and which at Completion is held at the Properties;

“Sun Life Plan” a pension plan for Wentworth Milton Mount Limited (payment reference 85088) with Sun Life;

“Taxation” (a) any form of taxation whenever created or imposed and of any part of the world and without prejudice to the generality of the foregoing includes profits tax, interest tax, salaries tax, property tax, real estate tax, land use fees, land appreciation tax, taxes on income, sales tax, capital gains tax, business tax, value added tax, consumption tax, inheritance tax, capital duty, estate duty, stamp duty, SDLT, payroll tax, withholding tax, rates, customs and excise duties and generally other liabilities relating to taxation payable to the revenue, customs or fiscal authorities in any part of the world; (b) an amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or right to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation; and (c) all costs, charges, interest, fines, penalties and expenses incidental or relating to the liability referred to in paragraphs (a) and/or (b) above;

“Transitional Services Agreement” the agreement between (1) Trust and (2) BCS Management of even date relating to the provision of ongoing support and infrastructure services by Trust to BSC Management for the purpose of the efficient operation of the School;

“TULRCA” the Trade Union and Labour Relations (Consolidation) Act 1992;

“VAT Records” the Vendors’ VAT Records (as referred to in paragraph 6 of schedule 11 to the VATA) in relation to the Business and the Assets;

“VATA” means the Value Added Tax Act 1994;

“Vendors’ Group” the Vendors and their group undertakings from time to time and all of them and each of them as the context admits;

“Vendors’ Schemes” Teachers’ Pension Scheme, Legal & General WorkSave Pension Plan, the Scottish Widows Plan and the Sun Life Plan;

“Vendors’ Solicitors” Veale Wasbrough Vizards LLP of Narrow Quay House, Narrow Quay, Bristol BS1 4QA;

“Warranties” the warranties given by the Vendors to the Purchasers in clause 8 and schedule 1;

“Written Replies to Enquiries” the following written replies to the Purchasers’ due diligence queries:

•	Phase 1 due diligence replies to enquiries dated 6 July 2018;

•	Phase 1 due diligence replies to property enquiries dated 3 August 2018;

•	Phase 2 due diligence enquiries dated 12 September 2018 (property) and 17 September 2018 (general);

•	Replies to CPSE1 dated 21 September 2018;

“GBP” British pound sterling, the lawful currency in the United Kingdom.

1.2	In this Agreement unless otherwise specified, reference to:

(a)	a document in the “agreed terms” and “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)	“clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this Agreement;

(c)	“includes” and “including” shall mean including without limitation;

(d)

Any reference to a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(e)	a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

(f)

a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)	a “subsidiary” is to a company where another company, its “holding company”:

(i)	holds a majority of the voting rights in it;

(ii)	has the right to appoint or remove a majority of its board of directors;

(iii)	controls alone, whether pursuant to an agreement with other shareholders or members or otherwise, a majority of the voting rights in it; or

(iv)	otherwise has the power to control the activities, management or management policies of that body corporate, whether by contract or otherwise;

(h)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form; and

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3	The schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.5	The liability under this Agreement as between the Trust and the Foundation shall be joint and several.

1.6	The liability under this Agreement as between BCS Management and BCS Property shall be joint and several.

2.	SALE AND PURCHASE

2.1

Subject to the terms and conditions contained in this Agreement, Trust as legal and beneficial owner shall sell with full title guarantee and BCS Management shall purchase the Assets and the Business as a going concern with effect from Completion free from any Encumbrance and together with all accrued benefits and rights attached thereto, and Foundation as legal and beneficial owner shall sell with full title guarantee and BCS Property shall purchase the Properties on the terms of the Properties Contract.

2.2	The Excluded Assets and the Excluded Contracts are not included in the sale and purchase pursuant to clause 2.1.

3.	CONDITIONS

3.1

Completion of the sale and purchase of the Business and Assets pursuant to this Agreement and of the Properties pursuant to the is conditional on the following conditions being satisfied by the parties on or before the Long-Stop Date:

(a)

receipt by the Purchasers of written and unconditional approval by or on behalf of the Secretary of State for Education of the “material change” application (issued pursuant to section 162 of the Education Act 2002) submitted by the Purchasers in relation to the Purchasers becoming the new proprietor of the Business;

(b)	the Vendors complying with the provisions of sections 117 to 121 of the Charities Act 2011.

(c)	the Purchases being reasonably satisfied that the Chartwells Contract will continue to supply the Business following completion (whether by an assignment or novation).

3.2	BCS Management shall:

(a)

use its best endeavours to procure the satisfaction of the Condition set out in clause 3.1(a) prior to the Completion Date and in any event before the Long-Stop Date (provided always that this will not be oblige BCS Management to instigate legal proceedings if the approval of the Secretary of State is withheld or delayed);

(b)	notify the Vendors immediately upon the satisfaction of any of such Condition; and

(c)	provide to the Vendors evidence of the satisfaction of such Condition.

3.3	Trust shall:

(a)	use its best endeavours to procure the satisfaction of the Condition set out in clause 3.1(b) prior to the Completion Date and in any event before the Long-Stop Date;

(b)	notify the Purchasers immediately upon the satisfaction of any of such Condition; and

(c)	provide to the Purchasers evidence of the satisfaction of such Condition.

3.4	If at any time the Vendors or the Purchasers becomes aware of a fact or circumstance that might prevent a Condition being satisfied, they shall immediately inform the other party by written notice.

3.5

In the event that the Conditions set out in either clauses 3.1(a) and/or clause 3.1(b) shall not be fulfilled by the Long Stop Date, then the Vendors and the Purchasers shall not be bound to proceed with the transactions contemplated under this Agreement and this Agreement shall automatically terminate and cease to be of any effect except this clause 3.5, and clauses 19 27 and 34 (which shall remain in full force and effect and save in respect of any claims arising out of any breach of this Agreement).

3.6

In the event that the Condition in clause 3.1(c) has not been fulfilled by the Long Stop Date the Long Stop Date shall be extended for a further period agreed between the parties, not extending beyond 30 April 2019, to enable the Vendors and the Purchasers complete the necessary contractual arrangements with the supplier concerned or source an alternative supplier.

3.7	In the event that this Agreement terminates in accordance with clause 3.5 the Deposit shall be treated as follows:

(a)

if such termination occurs from a failure to procure the satisfaction of the Condition set out in clause 3.1(a), other than in circumstances where such failure is attributable to the occurrence of a change or introduction of a new condition or requirement to applicable law regulation practice or procedure prior to Completion the Deposit and all interest accrued thereon shall be retained by the Vendors;

(b)

if such termination occurs from a failure to procure the satisfaction of the Condition set out in clause 3.1(b), the Deposit and all interest accrued thereon shall be refunded in full to the Purchasers.

3.8

The Vendors shall procure that from the date of this Agreement, the Purchasers and their advisers are allowed full access to all the existing books, records, properties, assets and accounting and statutory records of the Vendors, and shall promptly supply all documents and information forthwith upon request by the Purchasers (or their advisers) to enable the Purchasers to conduct and be satisfied with a full due diligence review and investigation as to the Assets, Properties and the Business.

3.9	Each of the parties hereto agrees to cooperate reasonably and in good faith to procure the satisfaction of the Conditions as set out in clause 3.1.

4.	CONSIDERATION

4.1

Subject to clause 4.2, the Purchase Price for the Sale of the Assets, Properties and Business is GBP10,000,000 (ten million pounds sterling) of which GBP1,000,000 was paid to the Vendors on 24 August 2018 and the remaining GBP9,000,000 shall payable by the Purchasers to the Vendors in cash on the Completion Date in the manner in clause 4.4.

4.2	The sum in clause 4.1 shall on the Completion Date have deducted from it the amount of the Adjustment Pre-estimate.

4.3	The Purchase Price shall be apportioned between the Assets and the Properties as follows:

(a)	books and records - £1;

(b)	business information - £1;

(c)	contracts - £1;

(d)	fixed assets - £1;

(e)	loose assets - £1;

(f)	goodwill - £1;

(g)	business intellectual property - £1;

(h)	Properties - £9,999,993,

but such apportionment of the Purchase Price pursuant to this clause 4.3 shall not limit the Purchaser’s remedies under this agreement.

4.4

All payments to be made to the Vendors under this Agreement shall be made in sterling by electronic transfer of immediately available funds to the Vendors’ Solicitors (who are irrevocably authorised by the Vendors to receive the same) to the following bank account:

[***]

Payment to the Vendors’ Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Purchasers to pay the sum in question to the Vendors, and the Purchasers shall not be concerned to see the application of the monies so paid.

5.	PERIOD TO COMPLETION

5.1	Between the execution of this Agreement and Completion or the earlier termination of this Agreement the Vendors shall:

(a)	comply with the provisions of schedule 3;

(b)	not commit, and shall not procure or knowingly permit the commission of, any act or omission which:

(i)	constitutes a Claim or would constitute a Claim if Completion were to take place;

(ii)	constitutes a breach by the Vendors of clauses 5.1(a) or 19 or 27.

(c)

immediately notify the Purchasers, together with reasonable details, if it becomes aware of a fact, event or circumstance which constitutes a breach of clause 5.1(a) or which is described in sub-clauses (b)(i) to (b)(ii) of clause 5.1.

5.2	If at any time before Completion.

(a)

any breach of clause 5.15.1(a) shall occur where the direct or indirect impact of such breach is or is reasonably likely to result in an aggregate loss or liability to the Purchasers (or either of them) which is a Material Loss;

(b)

any act or omission or event shall be discovered which renders any of the Warranties in paragraphs 1.1, 1.2, 9.1(a),10.3(a) and 14.1(b) (but only in connection with the legal and beneficial ownership of the trading name of the School);

(c)

any act, omission or event shall occur which renders any of the Warranties (other than those mentioned in clause 5.2(b) above) untrue, inaccurate or misleading and the direct or indirect impact of such breach is or is reasonably likely to result in an aggregate loss or liability to the Purchasers (or either of them) which is a Material Loss, then the Purchasers shall be entitled by written notice to the Vendors at any time before Completion to rescind this Agreement with immediate effect without any liability to the Purchasers.

5.3	If the Purchasers rescind this Agreement pursuant to clause 5.2 each party’s further rights and obligations shall cease immediately on termination provided that:

(a)	the Vendors shall forthwith refund the Deposit to the Purchasers together with all interest accrued thereon;

(b)	termination shall not affect a party’s accrued rights, liabilities and obligations at the date of termination; and

(c)	the obligations of the parties under clauses 19, 27 and 34 shall remain in full force and effect.

5.4

Any failure or omission of the Purchasers to exercise its right of rescission pursuant to clause 5.2 shall not in any way prejudice or be construed as a waiver of any of its rights under this Agreement to claim damages, compensation or indemnity under the Warranties.

6.	COMPLETION

6.1

Completion shall take place at the office of the Purchasers Solicitors on the fifth Business Day after the date on which the last of the Conditions to be satisfied or waived is satisfied or waived, when each of the matters set out in schedule 2 shall occur.

6.2	Upon completion of the matters referred to in schedule 2 the Purchasers shall pay to the Vendors’ Solicitors such sum being:

(a)	the amount stated in clause 4.1; plus or less

(b)	the Adjustment Pre-estimate,

in the manner specified in clause 4.4.

6.3

If the Vendors (or either of them) fail to comply with any of their obligations set out in schedule 2, or the purchase of all the Properties, Assets and Business is not completed simultaneously, the Purchasers shall be entitled in their absolute discretion to either:

(a)	proceed to Completion to the extent reasonably practicable; or

(b)	specify a new date for Completion not more than 10 Business Days after the date set for Completion in clause 6.1; or

(c)	terminate this Agreement immediately without liability on their part provided that:

(i)	termination shall not affect a party’s accrued rights and obligations as at the date of termination;

(ii)	the obligations of the parties under clauses 19 to 34 (inclusive) (except clause 20) shall remain in full force and effect,

and whereupon the Vendors shall forthwith refund the Deposit to the Purchasers together with all interest accrued thereon;

(d)	If the Purchasers postpone Completion to another date in accordance with clause 6.3(b), the provisions of this Agreement shall apply as if that other date is the date set for Completion in clause 6.1.

7.	PROPERTIES

The provisions of the Properties Contract shall apply in relation to the sale and purchase of the Properties.

8.	WARRANTIES

8.1

The Vendors jointly and severally warrant to the Purchasers in the terms of the Warranties. Immediately before the time of Completion, the Vendors are also deemed to warrant to the Purchasers in the terms of the Warranties and, for this purpose only, where in a Warranty there is an express or implied reference to the “date of this Agreement” that reference is to be construed as also a reference to the “date of Completion”.

8.2

The Warranties (other than the Warranties in paragraphs 1.1, 8.1(a) 10.3(a) and 14.1(b) of schedule 1) shall be qualified by the facts and circumstances Disclosed in the First Disclosure Letter and the Second Disclosure Letter.

8.3	The parties acknowledge and accept that:

(a)

subject to clause 8.3(b), if the Purchasers (or any one of them) has actual knowledge of any fact, matter or circumstance which may result in a Claim, no Claim may be brought in respect of such fact, matter or circumstance;

(b)	clause 8.3(a) shall not extend to any fact, matter or circumstance of which the Purchasers (or any one of them) only has constructive or implied knowledge, and:

(i)	the Purchasers shall not be prevented or limited from bringing a Claim in that respect; and

(ii)	the Vendors may not invoke the Purchasers’ constructive or imputed knowledge as a defence to a Claim.

8.4	The Purchasers warrant to the Vendors that they have no actual knowledge of any fact, matter or circumstance which may result in a Claim.

8.5

The Vendors waive and may not enforce a right which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by any of the Employees for the purpose of assisting the Vendors to make a representation, give a Warranty or prepare the First Disclosure Letter or Second Disclosure Letter.

8.6	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by the terms of any other Warranty or any other provision of this Agreement.

8.7

Unless otherwise specified where any Warranty refers to the knowledge, information, belief or awareness of the Vendors (or a similar expression) the Vendors shall be deemed to have such knowledge, information, belief or awareness as the Vendors would have obtained had the Vendors made all due and careful reasonable enquiries into the subject matter of that Warranty of the following individuals:

(a)	the Headmaster of the School;

(b)	the business manager of the School;

(c)	the Vendors’ Chief Executive Officer;

(d)	the Vendors’ Chief Financial Officer;

(e)	the Vendors’ Company Secretary; and

(f)	the Vendors’ Strategy Director.

9.	ACTIONS AFTER COMPLETION

9.1	After Completion the Vendors shall promptly pass on to the Purchasers all enquiries, notices, correspondence and information relating to the Business which the Vendors may receive.

9.2	After Completion:

(a)	the Vendors shall promptly transfer to the Purchasers any money or other asset it receives after Completion that belongs to the Purchasers under the terms of this Agreement or otherwise;

(b)	the Purchasers shall promptly transfer to the Vendors any money or other asset it receives after Completion that belongs to the Vendors under the terms of this Agreement or otherwise.

9.3

For the period of 7 years after Completion, the Vendors shall give to the Purchasers reasonable access during business hours to the books, accounts, records and returns of the Vendors relating to or in connection with the Business or the Employees as the Purchasers may require (including the right to take copies and extracts on reasonable advance notice), acting reasonably, and maintain in safekeeping and shall keep them in good order.

9.4

For the period of 7 years after Completion, the Purchasers shall give to the Vendors reasonable access during business hours to the books, accounts, records and returns of the Purchasers relating to or in connection with the Business as the Vendors may require (including the right to take copies and extracts on reasonable advance notice), acting reasonably, and maintain in safekeeping and shall keep them in good order.

9.5

Following Completion the Vendors shall from time to time forthwith upon request from the Purchasers at the Vendors’ expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchasers for the purpose of vesting in the Purchasers the full legal and beneficial title to the Assets, Business and Properties and otherwise giving the Purchasers the full benefit of this Agreement.

10.	CONTRACTS

10.1	The Purchaser undertakes to the Vendors with effect from the Effective Time to assume the obligations and liabilities of the Vendors under the Contracts.

10.2

Subject to clause 14 and the other provisions of this clause 10, this Agreement shall constitute an assignment to the Purchasers, with effect from the Effective Time, of the benefit of all the Contracts which the Vendors are entitled to assign without the consent of any third party.

10.3

Notwithstanding clause 10.2 this Agreement does not constitute an assignment or an attempted assignment of a Contract if the assignment or attempted assignment would constitute a breach of that Contract.

10.4	In so far as a Contract cannot be assigned to the Purchasers in accordance with clause 10.1:

(a)	the Vendors shall use their reasonable endeavours to obtain the third party’s consent to the assignment, or to achieve the novation, of the Contract; and

(b)	from the Effective Date unless and until consent to assignment is obtained or novation is achieved:

(i)

the Vendors shall hold such Contract on trust for the Purchasers and their successors in title absolutely and will account to the Purchasers for any sums or other benefits received by the Vendors in relation thereto without any deduction or withholding of any kind;

(ii)	the Purchasers shall, as the Vendors’ agent, perform all obligations of the Vendors under the Contract; and

(iii)

the Vendors shall do each act and thing reasonably requested of it by the Purchasers (at the Purchaser’s cost) to enable performance of the Contract and to provide for the Purchasers the benefits of the Contract (including enforcement of a right of the Vendors against another party to the Contract arising out of its breach or termination by the other party or otherwise).

10.5

The Vendors shall indemnify the Purchasers against each loss, liability and cost which the Purchasers may incur as a result of the Vendors’ performance or non-performance of their obligations under each Contract to the extent that the loss, liability or cost is attributable to the Vendors’ act or omission before the Effective Time (including each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

10.6

Clause 10.5 does not affect the Purchasers’ rights and remedies against the Vendors in respect of a Contract which the Vendors have warranted is assignable, or may be performed by the Purchasers instead of the Vendors, without a novation agreement.

10.7

The Purchasers shall indemnify the Vendors against each loss, liability and cost which the Vendors may incur as a result of the Purchasers’ performance or non-performance of their obligations under each Contract to the extent that the loss, liability or cost is attributable to the Purchasers’ act or omission whether after the Effective Time (including each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

11.	EMPLOYEES

11.1

The parties agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the Employees. Such contracts shall be transferred to the Purchasers pursuant to TUPE with effect from the Effective Time.

11.2	Trust hereby undertakes to the Purchasers:

(a)

that it has to a material extent complied with, and shall up to and including the Effective Time, comply with all of its obligations (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the Employees;

(b)

that it has paid and shall pay all sums due to or in relation to the Employees for the period up to and including the Effective Time (whether arising under common law, statute, equity or otherwise) including all salaries, wages, expenses, holiday pay, National Insurance and pension contributions, liability to Taxation;

(c)	that it shall comply in all respects with its obligations under regulation 11 of TUPE;

(d)	that there are no sums owing to or from any Employee other than reimbursement of expenses and wages for the current salary period;

(e)	that it shall comply with regulation 13 of TUPE;

(f)	to indemnify the Purchasers against all Losses which the Purchasers may suffer, sustain, incur, pay or be put to arising from:

(i)	any failure by the Vendors to comply with its obligations under this clause 11;

(ii)	the employment of the Employees or the termination of their employment by the Vendors on or before the Effective Time;

(iii)	any failure by the Vendors on or before the Effective Time to comply with its legal obligations in respect of any of the Employees;

(iv)	the transfer to the Purchasers, by virtue of TUPE, of the employment of any employee of the Vendors other than the Employees; and

(v)

the Vendors’ failure to comply with its obligations under regulation 13 of TUPE save where such failure arises out of any act or omission of the Purchasers’ including the Purchasers’ obligations under regulation 13(4) of TUPE.

11.3	If the contract of employment of any employee who is not an Employee has effect as if originally made between the Purchasers and such employee as a result of the provisions of TUPE:

(a)	the Purchasers may terminate such contract or agreement; and

(b)	the Vendors shall indemnify the Purchasers against all Losses suffered or incurred by the Purchasers arising out of or in connection with any of the following:

(i)	such termination; or

(ii)	such contract before the Effective Time, if the Purchasers does not terminate such contract or collective agreement.

11.4

Without prejudice to the other provisions of this clause 11, the Vendors shall, at their own expense, give the Purchasers such assistance as the Purchasers may reasonably require to contest any demand or claim by any person employed or engaged in the Business at or before the Effective Time or their representatives resulting from or in connection with this Agreement, subject always to the Vendors’ obligations under the Data Protection Legislation.

11.5

The Vendors shall, in the three months following the Effective Time on receipt of a request by the Purchasers and at the Vendors’ expense, provide to the Purchasers such information or documents as the Purchasers may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Effective Time subject always to the Vendors’ obligations under the Data Protection Legislation and to the Vendors’ data retention policy.

12.	PENSIONS

12.1	The Purchasers will continue to provide membership of the Vendors Schemes as applicable to each Eligible Employee and make all relevant employer contributions in relation thereto.

12.2	The Vendors shall indemnify the Purchaser against any Additional Costs suffered or incurred by the Purchasers if either the Scottish Widows Plan and the Sun Life Plan are defined benefit arrangements.

12.3

The Vendors shall use reasonable endeavours to provide the Purchasers with details of the Scottish Widows Plan and the Sun Life Plan within three months of the Completion Date and in the event that this is not possible, will reimburse the Purchasers for the reasonable administration costs that the Purchasers incur in obtaining such details of the Scottish Widows Plan and the Sun Life Plan to enable them to fulfil their obligations in relation to the Scottish Widows Plan and the Sun Life Plan.

12.4	For the purpose of clause 12.2 above, “Additional Costs” shall mean any liabilities, costs or expenses relating to the Scottish Widows Plan and the Sun Life Plan in excess of those Disclosed.

13.	VALUE ADDED TAX

13.1

In this Agreement save as otherwise provided the amount of any payment for a supply of goods or services or the value of any supply (including the value of any supply referred to in calculating any sum due under this Agreement) made or deemed to be made pursuant to this Agreement shall be taken to be exclusive of value added tax properly chargeable on the supply and the amount of such value added tax shall be paid in addition to any payment due under this Agreement (provided a proper tax invoice has been issued) or if no payment is due shall be paid at the time the supply is made or a proper tax invoice is issued whichever is earlier.

13.2

The Vendors and the Purchasers shall use all reasonable endeavours to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 (No. 1268) and of section 49 of the VATA are fulfilled so that the sale of the Business and Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

13.3

The Vendors shall retain and preserve all records relating to the Business referred to in Regulation 31 of the Value Added Tax Regulations 1995 (No 2518) for such periods as may be required by law and shall, in accordance with its obligations pursuant to section 49(5) of the Value Added Tax Act 1994, allow the Purchasers upon prior written notice to inspect such records (and if necessary take such copies) as the Purchasers reasonably request.

13.4

In the event HMRC determine in writing that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them then the Vendors shall immediately notify the Purchasers of such determination and the Purchasers agree that such value added tax shall be in addition to the Purchase Price and the Purchasers shall (against production by the Vendors of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Vendors (other than interest or penalties to the extent caused by any act or omission of the Vendors which amounts to a breach of clause 13.8). Such payment shall be without prejudice to the right of the Purchasers under this Agreement to call upon the Vendors to make an appeal against the aforesaid determination subject to the provisions of clause 13.5 below.

13.5

The Purchasers shall be entitled at their sole discretion (but after consultation with the Vendors) to resist HMRC’s determination that the sale of the Business and Assets (or any part of them) attracts VAT, in the name of the Vendors but at the expense of the Purchasers and to have the conduct of any appeal or incidental negotiations (the “Dispute”) PROVIDED THAT:

(a)	the Vendors shall be kept informed of all relevant material matters pertaining to the Dispute; and

(b)

no material written communication pertaining to the Dispute (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to HMRC or other tax authority or governmental body or authority without the same having been submitted to and approved by the Vendors such approval not to be unreasonably withheld or delayed.

13.6	The Vendors shall give the Purchasers all reasonable co-operation, access and assistance, for the purpose of resisting such Dispute.

13.7

Save as mentioned in clause 13.8 below all value added tax payable in respect of goods and services supplied or deemed to be supplied by the Vendors in connection with the Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to HMRC by the Vendors, and the Vendors shall be entitled to receive and to retain for its own benefit all reimbursement or credit from HMRC for value added tax borne by the Vendors on goods and services supplied to the Vendors prior to Completion and any payments received in respect of value added tax overpaid to HMRC prior thereto.

13.8	The Vendors warrant that:

(a)	the Trust is registered for VAT in relation to the operation of the School; and

(b)	the Foundation has not opted to tax under section 10 VATA 1994 in relation to any of the Properties.

13.9	The Purchasers warrant that:

(a)

they intend to use the Assets in carrying on the same kind of business (whether or not as part of any existing business) as was carried on by the Vendors in relation to the Assets immediately before Completion; and

(b)	they have applied for registration for VAT purposes and have requested an effective date on or before the Completion Date.

14.	RISK

14.1

Subject to the provisions of schedule 3 the Vendors shall continue to carry on the Business for their own benefit and at their own risk up to the Effective Time. Risk in and ownership of the Assets and the Properties shall pass to the Purchasers at the Effective Time.

14.2	The Vendors shall maintain in force, up to and including the Effective Time, all the policies of insurance which have been Disclosed as being held by it.

15.	LIABILITIES

15.1	The Purchasers shall:

(a)

with effect from the Effective Time, assume responsibility for the payment and/or performance of the Assumed Liabilities and for anything done or omitted to be done after the Effective Time in the course of or in connection with the Business or the Assets; and

(b)	indemnify the Vendors against all Losses suffered or incurred by the Vendors arising out of or in connection with the Purchasers’ failure to comply with clause 15.1(a).

15.2

Nothing in this Agreement shall pass to the Purchasers, or shall be construed as acceptance by the Purchasers of, any liability, debt or other obligation of the Seller (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before the Effective Time in the course of or in connection with the Business or the Assets (save to the extent that any such liability is included in the Assumed Liabilities) and the Vendors shall:

(a)

indemnify and hold the Purchasers harmless against all and any obligations, liabilities, demands and Losses suffered or incurred by the Purchaser, including the Excluded Liabilities, arising out of or in connection with any such thing; and

(b)	perform any obligation falling due for performance or which should have been performed before the Effective Time, including those in connection with the Excluded Liabilities.

16.	APPORTIONMENT

16.1	The Parental Deposits, the Customer Advances and the Instalment Payments (insofar as they are due for collection after the Effective Time) shall belong to the Purchasers, and the Vendors shall:

(a)	account (under the terms of this Agreement) to the Purchasers the full amount of the Parent Deposits and Customer Advances; and

(b)	deal with the Instalment Payments in accordance with clause 16.9 below.

16.2	The Prepayments (as well as Instalment Payments collected, or due for collection, before the Effective Time) shall belong to the Vendors, and the Purchasers shall:

(a)	account (under the terms of this Agreement) to the Vendors the full amount of the Prepayments; and

(b)	deal with the Instalment Payments in accordance with clause 16.9 below.

16.3	All periodical charges and outgoings of the Business, including but not limited to:

(a)	all periodical amounts paid or payable under any of the Contracts;

(b)

all, gas, water, electricity and telephone charges and other utilities and other outgoings relating to or payable in respect of the Properties (other than (1) the rents or licence fees paid or payable in a respect of the occupation of the Properties by the Vendors (2) Council Tax, (3) non-domestic rates and (4) buildings, employer and public liability insurance, which shall not be apportioned at Completion); and

(c)

all salaries, wages, bonuses, commissions, maternity pay, paternity pay, accrued holiday entitlement and holiday pay entitlement, and other emoluments including but not limited to PAYE income tax, National Insurance contributions, health insurance, death in service benefits, season ticket loans and any contributions to pension arrangements, shall (to the extent not already taken into account as a Prepayment) be apportioned on a time basis so that (subject to clause 16.4 below) such part of the relevant charges and outgoings as is attributable to the period ended at the Effective Time shall be borne by the Vendors and such part of the relevant charges and outgoings as is attributable to the period commencing at the Effective Time shall be borne by the Purchaser.

16.4

The calculation referred to at clause 16.3 above shall be apportioned between the Vendors and the Purchasers in accordance with the approach set out in Schedule 8 (which includes an appropriate and equitable approach to deal with the front-loading of seasonal spend which benefits the Business across the whole academic year).

16.5	All periodical income and receipts of the Business, including but not limited to:

(a)	all periodical amounts received or receivable under any of the Business Contracts; and

(b)	all rents, licence fees and royalties,

shall (to the extent not already taken into account as Customer Advances) be apportioned on a time basis so that such part of the relevant income and receipts as is attributable to the period ended at the Effective Time shall belong to the Vendors and such part of the relevant payments and receipts as is attributable to the period commencing on the day immediately following the Effective Time shall belong to the Purchasers.

16.6	The parties agree and acknowledge that the time basis apportionment described in clause 16.5 above shall be by reference to:

(a)	division of the Autumn 2018 Term into four (4) full months; and

(b)	the whole number of months which have elapsed since 1 September 2018.

16.7	The Current Term Debts (comprising the Vendors’ Debts and the Purchasers’ Debts) shall be treated in accordance with clause 17 below.

16.8	The calculation and payment of any apportionment in accordance with clause 16.1 to 16.4 shall be dealt with as follows:

(a)

Within 30 Business Days of Completion the Vendors shall submit to the Purchasers the Completion Adjustments Accounts, comprising a schedule of the apportionments to be made under clause 16.1 to 16.4 and a statement of the net amount payable thereunder (which shall take into account the Adjustment Pre-estimate);

(b)

the Purchasers shall notify the Vendors within 15 Business Days of the receipt of the Completion Adjustments Accounts whether or not they accept such schedule and, in the absence of notification to the contrary within that period the Purchasers shall be deemed to have agreed to the schedule of apportionments in the Completion Adjustments Accounts. If the Purchasers notify the Vendors that they do not accept the schedule of apportionments within the above period, the parties shall use all reasonable endeavours to reach agreement. If such schedule is not agreed between the parties within 15 Business Days of receipt of the schedule of apportionments by the Purchasers then the matter or matters in dispute shall be referred to an independent accountant for determination in accordance with clause 16.6; and

(c)

the net amount payable in respect of any apportionments in accordance with this clause 16.5 shall be paid by the relevant party to the other within 5 Business Days after it has been agreed or determined (as the case may be).

16.9	All Instalment Payments which are or were due for collection:

(a)

before the Effective Time but which are received by the Purchasers after the Effective Time shall be held by the Purchasers on trust for the Vendors and shall be paid to the Vendors without deduction within 5 Business Days of receipt.

(b)

after the Effective Time and which are received by the Vendors after the Effective Time shall be held by the Vendors on trust for the Purchasers and shall be paid to the Purchasers without deduction within 5 Business Days of receipt.

16.10

Any dispute as to any amount to be paid in accordance with clause 16.5shall be referred to an independent chartered accountant to be agreed upon and appointed by the parties (who shall fully co-operate with each other in such appointment and its terms) or (in default of such agreement within 5 Business Days) by the President or other senior official for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party. Such independent accountant shall be instructed to ascertain and certify the amount (if any) payable. The decision of such independent accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error, and the cost of such reference shall, unless and to the extent that the independent accountant certifies otherwise, be paid by the Purchasers and the Vendors in equal shares.

16.11

In the event that Completion takes place after 31 December 2018, the parties shall revisit the apportionment exercise set out in this clause 16 in order to agree an approach which reflects the general apportionment principles set out in this clause.

17.	DEBTS

17.1	Subject to clause 17.2 below, the Purchasers shall not acquire the Debts, which shall remain the property and responsibility of the Vendor (subject to this clause 17).

17.2

Although the Purchasers shall not acquire the Current Term Debts, the Vendor shall hold such proportion of the Current Term Debts which relate to the period after the Effective Time (Purchasers’ Debts) on Trust for the Purchasers whilst retaining the proportion of the Current Term Debts which relate to the period before the Effective Time (Vendors’ Debts) for itself without limitation, with such apportionment being undertaken in accordance with the principles in clause 16.6 above.

17.3	The Vendors shall:

(a)	endeavour to collect the Debts (including, for the avoidance of doubt, the Purchasers’ Debts) but shall not be bound to take any legal proceedings or other steps to recover the same;

(b)	provide the Purchasers with monthly updates on the collection of the Purchasers’ Debts;

(c)	pay to the Purchasers at the end of each month (within 10 Business Days of the last day in each month) such amount of the Purchaser’s Debts received.

17.4

In consideration of the Vendors collecting the Purchasers’ Debts, the Purchasers shall reimburse the Vendors for any reasonable third party costs, fees or disbursements properly incurred by agreement with the Purchaser in relation to the collection of the Debts (with the Vendors being entitled to deduct such amount from any amounts which they would otherwise be obliged to remit to the Purchasers under this clause 17).

17.5

Subject to any express intention to the contrary on the part of the debtor, any money received by the Vendors in the course of collecting any Current Term Debts shall be deemed to have been paid in or towards the discharge of the oldest debt first allocated by the Vendors as between Purchasers’ Debts and Vendors’ Debts in accordance with the principle set out in clause 17.2.

17.6

The Purchasers shall provide the Vendors with reasonable assistance in relation to the collection of the Debts which shall include, but not be limited to, taking steps to exclude (or threaten to exclude) any Pupil from the School in the absence of the relevant Parent(s) settling the Debts or proposing appropriate arrangements for the settlement of the Debts.

17.7

The Purchasers shall not seek to recover the Debts directly and shall not do anything to hinder their collection by the Vendors and, in particular, the Purchasers shall not assign any of the Debts to any third party. The Vendor shall inform the Purchaser of any payments that may be made to the Vendor in respect thereof.

17.8

If it becomes apparent that recovery of any Purchasers’ Debt is not likely to be possible within a reasonable period the Vendors shall advise the Purchasers in writing and furnish the Purchasers with full particulars of the steps taken by the Vendors to effect recovery. Where the debtor in question is a continuing debtor of the Business after the Effective Time, the Vendors shall consult with the Purchasers before instituting any legal proceedings and shall not take any action calculated or likely to affect the Goodwill of the Business and, in any event, the Vendor shall not institute any legal proceedings without first giving the Purchaser at least 10 Business Days’ prior notice.

17.9

The obligations of the Vendors under this clause 17 to collect Purchasers’ Debts shall cease absolutely at 23:59 on 31 August 2019 (End Date), save that if thereafter any payments are made to the Vendors in respect of such Purchasers’ Debts, the Vendors shall remit the same to the Purchaser less any third party costs, fees or disbursements for which it has not already been reimbursed.

17.10

As soon as reasonably practicable after the End Date (and no later than 30 Business Days after the end date) the Vendors shall submit to the Purchasers a schedule setting out the amount of Purchasers’ Debts which remain unpaid at the End Date (Purchasers’ Debt Balance) such schedule including the name and address of such debtors and the amount remaining outstanding in relation to such Purchaser’s Debts) (Purchasers’ Debts Adjustment Schedule).

17.11

The Purchasers shall notify the Vendors within 15 Business Days of the receipt of the Purchasers’ Debts Adjustment Schedule whether or not they accept such schedule and, in the absence of notification to the contrary within that period the Purchasers shall be deemed to have agreed to the Purchasers’ Debts Adjustment Schedule. If the Purchasers notify the Vendors that they do not accept the schedule within the above period, the parties shall use all reasonable endeavours to reach agreement. If such schedule is not agreed between the parties within 10 Business Days of receipt of the schedule by the Purchasers then the matter or matters in dispute shall be referred to an independent accountant for determination in accordance with clause 16.7above.

17.12

As soon as reasonably practicable following the agreement or determination of the Purchasers’ Debt Adjustment Schedule (and no later than 10 Business Days following such agreement or determination) the Vendors shall pay to the Purchasers an amount equal to the Purchasers’ Debt Balance (less any reasonable third party costs, fees or disbursements not deducted in accordance with clause 17.4 above and taking account of any reduction agreed with debtors in relation to specific debts where the Purchaser has given prior consent to such reduction).

17.13

In the event that, following the date of payment under clause 17.12 above, the Purchasers received any sum which formed part of the Purchaser’s Debt Balance paid under clause 17.12, the Purchaser shall pay such sum to the Vendors as soon as reasonably practicable (an no later than 10 Business Days following receipt of the same).

17.14

In the event that Completion takes place after 31 December 2018, the parties shall revisit the provisions set out in this clause 17 in order to agree an approach which reflects the general principles relating to the Debts set out in this clause.

18.	RESTRICTIVE COVENANTS

18.1

Each Vendor hereby jointly and severally covenants with the Purchasers that it will not, either solely or jointly with or through any other person, on its own account or as agent, owner, manager, advisor or consultant for any other person or otherwise howsoever within the five (5) year period starting on the Completion Date:

(a)

during the Restricted Period establish or acquire an independent school which is or may be likely to be competitive with the School and which carries on business or has a catchment area lying within a radius of five (5) miles of the location of either of the campuses of the School;

(b)	during the Restricted Period induce, solicit or endeavour to entice to leave the service or employment of the Purchasers any of the Key Employees;

(c)

use any of the Business Intellectual Property (in particular, a name including the word “Bournemouth College or Bournemouth Collegiate or Bournemouth School”) or use in that context anything which is intended, or is likely to be, confused with any of the Business Intellectual Property; and

(d)	knowingly do or say anything which is harmful to the Purchasers’ reputation in relation to the Business.

18.2

Each restriction in clause 18 constitutes an entirely independent restriction on the Vendors and if one or more of the restrictions is held to be against the public interest, or unlawful, or in any way an unreasonable restraint of trade, or unenforceable in whole or in part for any reason, the remaining restrictions or parts thereof (as appropriate) shall continue to bind the Vendors.

18.3

The Vendors, having taken advice, agree that the restrictions in clause 18.1 are reasonable and entered into for the purpose of protecting the Goodwill. If, however, any restriction in clause 18.1 shall be held by a Court to be void, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

18.4	The Vendors shall procure, insofar as it is able, that each member of the Vendors’ Group complies with the restrictions set out in clause 18.1.

18.5	For the avoidance of doubt, none of the restrictions set out in clause 18.1 shall be deemed to be breached through the operation of services by the Trust under the Transitional Services Agreement.

19.	CONFIDENTIAL INFORMATION

19.1	The Vendors undertake with the Purchasers that they will within the five (5) year period starting on the Completion Date:

(a)	not use or disclose to any person Confidential Information it has or acquires; and

(b)	make every effort to prevent the use or disclosure of Confidential Information.

19.2	Clause 19.1 does not apply to:

(a)	disclosure of Confidential Information to a director, officer or employee of the Purchasers whose function requires him to have the Confidential Information;

(b)	use or disclosure of Confidential Information required to be used or disclosed by law or by any governmental or regulatory body but only to the extent required by law;

(c)	disclosure of Confidential Information to an adviser for the purpose of advising the Vendors but only on terms that clause 19.1 applies to the use or disclosure by the adviser; or

(d)	Confidential Information which becomes publicly known other than by a breach of clause 19 or clause27.

20.	PURCHASERS’ COVENANTS

20.1	Subject to the provisions of clauses 20.2 to 20.4 below the Purchasers undertake and covenant to the Vendors, as follows:

(a)	that they shall invest in the capital infrastructure of the School during the course of the 5 years following Completion such amount as identified in (and otherwise implement) the Business Plan;

(b)	that they shall maintain the Properties in their existing use (being the operation of the School) for a period of not less than 5 years following Completion;

(c)	that they shall ensure that the Fee Discounts are honoured by the School.

20.2

The provisions of clause 20.1 above shall cease to apply in the event that following the date of this Agreement but prior to Completion any of the principal School buildings situate at either or both Campuses are damaged or destroyed (whether in whole or in part), such that the affected Campus or Campuses are unable to carry on the Business as from 1 September 2019 in the manner in which it was carried on prior to the date hereof (‘business in normal course’) and provided always that the Purchasers have first made all reasonable endeavours:

(a)	to reinstate the damaged or destroyed building or buildings (or the affected parts thereof); and

(b)

to deploy all reasonably practicable measures to find reasonable and workable interim solutions which will not adversely impact on the goodwill of the Business (such as the installation of temporary classrooms in the unaffected areas of either Campus or both Campuses), so as to enable the Business to operate in normal course as from 1 September 2019.

20.3

For the avoidance of doubt the provisions of clause 20.2 shall apply to each Campus separately so that the obligations at clause 20.1 shall only cease to apply to the affected Campus but shall continue to apply to the other Campus if it remains unaffected by the circumstances set out in clause 20.2 above.

20.4

Should the Purchasers elect to reinstate the affected buildings and continue the Business notwithstanding that the Business is unable to operate business in normal course as from 1 September 2019, the provisions of clause 20.1 shall then reapply for the remainder of the period mentioned in that clause.

21.	DATA PROTECTION

21.1	The Purchasers undertake to the Vendors that, on receipt of the Customer Database and Employee Database on the Completion Date:

(a)	they shall duly observe all its obligations as a Controller under the Data Protection Legislation which arise in connection with processing Customer Data and Employee Data;

(b)

they shall comply with the seven principles relating to processing of personal data set out in Article 5(1) of the GDPR, and in particular shall process Customer Data and Employee Data in accordance with the ‘lawfulness, fairness and transparency’ principle, for the purpose of the continued provision of details of the product(s) and services to the Customers and in connection with the employment of the Data Employees and in accordance with the terms and conditions set out in this agreement;

(c)	they shall make available a privacy notice to Customers and Employees identified in the Customer Database and Employee Database within 10 Business Days of the Completion Date.

22.	GUARANTEE

The provisions of schedule 5 shall apply to the guarantee of the Purchasers’ obligations under this Agreement.

23.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

24.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied on any such proposals, representations, warranties, agreements or undertakings.

25.	ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto but shall not be assigned by any party without the prior written consent of the other parties.

26.	VARIATION

No provision of this Agreement may be amended, modified, waived, discharged or terminated otherwise than by the express written agreement of all the parties hereto, nor may any breach of any provision hereof by a party hereto be waived or discharged except as expressly provided herein or with the express written consent of the other parties hereto not in breach.

27.	ANNOUNCEMENTS

27.1

Forthwith after the date of this Agreement and after the date of Completion the Vendors shall join with the Purchasers in sending out a notice in the agreed terms to all the School’s parents and suppliers and other relevant business contacts in respect of the Business.

27.2	Any announcement made concerning the terms of any matter contemplated by or ancillary to this Agreement shall only be in a form agreed between the Purchasers and the Vendors.

27.3

Notwithstanding clause 19 the Purchasers may make or authorise an announcement required by law or by the New York Stock Exchange or the London Stock Exchange or any securities exchange or regulatory or governmental body (whether or not such requirement has the force of law) provided that the Purchasers have consulted with and taken into account the requirements of the Vendors.

28.	NOTICE

28.1

Any notice required or permitted to be given hereunder shall be given in writing in the English language delivered personally or sent by post (airmail if overseas) to the parties due to receive such notice at their addresses as set out below (or such other address as it may have notified to the other parties in accordance with this clause 28).

28.2

A notice delivered personally shall be deemed to be received when delivered and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two (2) Business Days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile message shall be deemed to have been received at the expiration of two (2) hours after the time of despatch, if despatched before 3:00 p.m. (UK time) on any Business Day and, in any other case, at 10:00 a.m. (UK time) on the Business Day following the date of despatch.

28.3	(a) For the purpose of delivery of notices under this Agreement, the address of the Vendors are:

Name:	United Church Schools Trust

Address:	Worldwide House, Thorpe Wood, Peterborough PE3 6SB

Attention:	Chief Executive Officer and Company Secretary

Name:	United Church Schools Foundation Ltd

Address:	Worldwide House, Thorpe Wood, Peterborough PE3 6SB

Attention:	Chief Executive Officer and Company Secretary

(b)	For the purpose of delivery of notices under this Agreement, the address of the Guarantor is:

Name:	Bright Scholar Education Holdings Limited

Address:	No.1, Country Garden Road, Beijiao Town, Shunde District Foshan, Guangdong 528300

Attention:	Chief Financial Officer and The Board of Directors

(c)	For the purpose of delivery of notices under this Agreement, the address of the Purchasers are:

Name:	Bright Scholar (BCS) Property Limited

Address:	No.1, Country Garden Road, Beijiao Town, Shunde District Foshan, Guangdong 528300

Attention:	The Board of Directors

Name:	Bright Scholar (BCS) Management Limited

Address:	No.1, Country Garden Road, Beijiao Town, Shunde District Foshan, Guangdong 528300

Attention:	The Board of Directors

29.	COSTS AND EXPENSES

Each party shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation, execution and completion of this Agreement.

30.	REMEDIES TO BE CUMULATIVE

30.1

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy available at law, in equity, by statute or otherwise. Each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election by any party to pursue one or more of such remedies shall not constitute a waiver by such party of the right to pursue any other available remedy.

30.2	Each of the parties agrees that specific performance and injunctive relief (in addition or as an alternative to damages) shall be appropriate remedies in respect of breaches hereunder.

31.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be the original, but all the counterparts shall together constitute one and the same instrument.

32.	THIRD PARTY RIGHTS

32.1

Any person to whom the benefit of any provision of this Agreement is assigned in accordance with clause 25 and each person falling within the category of persons described in clause 25 shall be entitled under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement which confers (expressly or impliedly) any benefit on any such person.

32.2

Subject to clause 32.1, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a provision of this Agreement save in relation to clause 20 which shall be enforceable by the Customers and the Beneficiaries.

33.	GENERAL

The failure or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of that (or any other) right or remedy. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of that (or any other) right or remedy.

34.	GOVERNING LAW

34.1	This agreement is governed by English law.

34.2

The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (including non-contractual disputes and claims) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

34.3

Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any suit, action or proceedings and to settle any disputes which may arise out of or in connection with this Agreement (including non-contractual disputes and claims) and agrees not to claim that the courts of England are not a convenient or appropriate forum.

This document has been entered into as a deed on the date set out above.

schedule 1

WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1

The Vendors have full power and authority and has taken all action necessary, including obtaining all necessary approvals and consents, and compliance with all relevant statutory and regulatory requirements to enable them to enter into and perform this Agreement and all agreements or documents entered into, or to be entered into, pursuant to the terms of this Agreement.

1.2

This agreement and all agreements or documents entered into, or to be entered into, pursuant to the terms of this Agreement constitute (or will constitute when executed) valid legal and binding obligations on the Vendors in accordance with their respective terms.

2.	INFORMATION

2.1	All information set out in this Agreement is true, and accurate.

2.2

The Written Replies to Enquiries were, when given, materially true and accurate and the Vendors are not aware of any facts or circumstances which have occurred since such date which would materially qualify this statement.

3.	ACCOUNTS

3.1	The Accounts, insofar as they relate or refer to the Business the Assets and/or the Properties,

(a)

are true in all respects, comply with the requirements of the Companies Act 2006 and other relevant statutes, statutory instruments and generally accepted accounting principles and standards in the United Kingdom, at the date on which the Accounts were approved by the directors;

(b)	give a true and fair view of the financial position and state of affairs of the Business as at the Accounts Date and of its profit or loss and cash flow for the period ending on that date;

(c)	are not affected by any exceptional or non-recurring items;

(d)	make reasonable provision for depreciation of material fixed assets having regard to their original cost and estimated life;

(e)

contain or make direct reference to all information and factors necessary to accurately determine the surplus and deficit (as that term is commonly understood) on the supply of services by the Vendors in relation to the Business;

(f)	do not materially overstate the value of any asset or understate any liability of the Business as at the Accounts Date; and

(g)	so far as the Vendors are aware, have been prepared on a basis consistent with that used for the preparation of the Vendors’ accounts in relation to the Business for the preceding 5 financial periods.

4.	PUPIL NUMBERS

The total number of pupils enrolled at the School as at 5th September 2018 broken down between the prep school and senior school and boarders and day pupils is set out in the First Disclosure Letter.

5.	FEE DISCOUNTS, SCHOLARSHIPS, BURSARIES AND ASSISTED PLACES

Details of all Fee Discounts, subsisting at 5th September 2018 are set out in the First Disclosure Letter.

6.	MANAGEMENT ACCOUNTS

6.1	The Management Accounts:

(a)	have been properly prepared in accordance with good accounting practice and on a basis consistent with that employed in preparing the Accounts previously adopted;

(b)

give a true and fair view of the financial position and state of affairs of the Business on the relevant date of such Management Accounts and of the position regarding the surplus/deficit of the Business for the period ending on that date;

(c)	are not affected by exceptional or non-recurring items.

7.	BOOKS AND RECORDS

7.1	The Books and Records are, so far as the Vendors are aware:

(a)	maintained in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom;

(b)	properly written up to date;

(c)	in the Vendors’ possession or under its control;

(d)	are consistent with the matters recorded in the Management Accounts.

7.2

The Vendors are the owners of all hardware and all software licences necessary to enable them to use the Books and Records in the manner in which they have been used prior to the date of this Agreement and the Vendors do not share that hardware or software with any other person.

7.3

All statutory records, including accounting records, required to be kept or filed by the Vendors in respect of the Business have been properly kept or filed and, so far as the Vendors are aware, comply with the requirements of the Act and all other applicable law.

8.	CHANGES SINCE THE MANAGEMENT ACCOUNTS DATE

8.1	Since the Management Accounts Date:

(a)	the Business has been carried on in the ordinary and usual course without interruption, both as regards its nature, extent and manner and so as to maintain it as a going concern;

(b)

there has been no material adverse change in the turnover, financial or trading position or prospects of the Business and, so far as the Vendors are aware, there is no fact or circumstance which might give rise to any such change;

(c)	the Vendors have not in relation to the Business, other than in the ordinary course of the Business;

(i)	acquired or disposed of, or agreed to acquire or dispose of, any business or asset; or

(ii)	assumed or incurred, or agreed to assume or incur, a liability, obligation, expense or capital expenditure (actual or contingent);

(d)

none of the material fixed assets of the Business shown in the Accounts and the Management Accounts or acquired by the Vendors since the Management Accounts Date has been lost, materially damaged or destroyed and, so far as the Vendors are aware, there has been no material reduction in their value in excess of usual depreciation;

(e)

the Business has not been adversely affected by the termination, or a change in the terms of an important agreement, or by a reduction in Pupil numbers, or an abnormal factor not affecting similar businesses.

9.	ASSETS

9.1	Each of the Assets is:

(a)	legally and beneficially owned by the Vendors free from any Encumbrance;

(b)	where capable of possession, in the possession or under the control of the Vendors; and

(c)	situated in the United Kingdom.

9.2

The Vendors have not sold or transferred or agreed to transfer any of the Assets and Vendors have not granted or agreed to grant any Encumbrance on or over any of the Assets. The Vendors have not received notice of and are not aware of any exercise of a claim for any Encumbrance on or over any of the Assets and, so far as the Vendors are aware, there is no dispute directly or indirectly relating to any of the Assets.

9.3	None of the Assets has been purchased on terms that title does not pass to the Vendors until full payment is made by it to the supplier.

9.4	The Assets comprise all the assets, contracts and rights reasonably necessary or desirable for the Purchasers to effectively operate the Business.

9.5	So far as the Vendor are aware, all documents of title relating to the Assets and an executed copy of each of the Contracts are in the possession of the Vendors.

10.	PROPERTIES

10.1	Properties

(a)	The particulars of the Properties set out in of schedule 9 are true, complete and accurate.

(b)	All of the Properties are currently used by the Vendor in connection with the Business.

(c)	The Properties are the only Properties currently used or occupied for the current operation of the Business.

10.2	Replies to pre-contract enquiries

(a)

The Written Replies to Enquiries insofar as they relate to the Properties, were materially complete and accurate at the date they were given and the Vendors are not aware of any fact or circumstance which may have occurred since that date which would qualify this statement.

10.3	Title

(a)	The Vendors are solely legally and beneficially entitled to each of the Properties.

(b)

The Vendors are in possession and actual occupation of the whole of each of the Properties on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.

(c)	The Vendors have in their possession and control and the Disclosure Bundle contains copies of all the title deeds and documents necessary to prove the Vendor’s title to the Properties.

(d)

The documents of title (if any other than the registered titles for each Property) relating to the Properties to be delivered to the Purchasers on completion of the purchase of each of the Properties will all be original documents.

(e)	There is no circumstance that could render any transaction affecting the Vendor’s title to any of the Properties liable to be set aside under the Insolvency Act 1986.

(f)	There are no insurance policies relating to any issue of title affecting the Properties.

(g)	So far as the Vendor is aware there are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise).

10.4	Encumbrances

(a)	The Properties (and the proceeds of sale from them) are free from:

(i)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

(ii)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

(b)

The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges and utility costs and all outgoings have been paid when due and none are disputed.

(c)	The Vendors have not received notice of any breach of and are not otherwise aware of any covenants, restrictions, stipulations and other Encumbrances affecting the Properties.

(d)

So far as the Vendors are aware there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any part of the Properties.

(e)

The Vendors have not expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Properties or any part of them, or of which the Properties or any part of them has the benefit.

10.5	Planning and use of Properties

(a)	So far as the Vendors are aware the Current Use of each of the Properties is the permitted lawful use for the purposes of the Planning Acts.

(b)

So far as the Vendors are aware all necessary building regulation consents have been obtained both in relation to the Current Use of the Properties and any alterations and improvements made to them by the Vendors.

(c)

No claim or liability (contingent or otherwise) under the Planning Acts in respect of the Properties (or any part), or any Statutory Agreement affecting the Properties (or any part), is outstanding, nor are the Properties (or any part) the subject of a notice to treat or a notice of entry and so far as the Vendors are aware no notice, order, resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties or any part.

(d)

The Vendors have not received notice of any breach of the terms of any planning permissions, orders and regulations issued under the Planning Acts or in respect of any building regulations consents issued to the Vendor.

10.6	Statutory obligations

The Vendors have not been notified of any breach of and are otherwise not aware of applicable statutory and requirements relating to the Properties and their Current Use.

10.7	Complaints and disputes

(a)

No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them during the Vendor’s ownership of the Properties and the Vendors are not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

(b)

There exists no dispute between the Vendors and the owner or occupier of any other premises adjacent to or neighbouring the Properties and the Vendors are not aware of any circumstances that may give rise to any such dispute after the date of this agreement.

11.	FIXED ASSETS

11.1	The asset list included in the Disclosure Bundle comprises a materially true and accurate record of all the Computer Equipment, Fixed Assets and Motor Vehicles as at the date of this agreement.

11.2	All the Computer Equipment, Fixed Assets, Loose Assets and Motor Vehicles:

(a)	are in appropriate condition and repair for the operation of an independent school; and

(b)	so far as the Vendors are ware, have been regularly and properly maintained.

11.3	The Vendor has in place appropriate arrangements for the maintenance of the Computer Equipment, boilers and central heating systems and any other significant plant and machinery at the School.

12.	HIRE PURCHASE AND LEASED ASSETS

12.1	A list of all the Leased Assets used by the Business is included in the Disclosure Bundle.

12.2	So far as the Vendors are aware, no circumstance has arisen or is likely to arise in relation to any Leased Asset whereby the rental payable has been or is likely to be increased.

12.3	All payments due under the Lease Agreements have been paid on the due dates therefor and such payments are materially up to date.

13.	STOCK

13.1 The Stock required for the Business is in such condition and is available in sufficient quantities as to be adequate for the normal requirements of the Business as carried out by the Vendors in the 12 month period up to Completion.

14.	INTELLECTUAL PROPERTY

14.1	Ownership

(a)	The Business Intellectual Property is valid and enforceable and, so far as the Vendors are aware, nothing has been done or omitted to be done by which it may cease to be valid.

(b)

The Business Intellectual Property is legally and beneficially owned by the Vendors alone, free from any licence, Encumbrance, restriction on use or disclosure obligation or is licensed to the Vendors, as exclusive licensee, pursuant to an Intellectual Property Agreement.

(c)

No Intellectual Property in relation to which any third party has any right, title or interest is used in or required for or by the Business, save for that which is the subject of any Intellectual Property Agreement.

(d)	The Vendors have not granted and is not obliged to grant a licence, assignment or other right in respect of any of the Business Intellectual Property.

(e)	The Vendors are the sole legal and beneficial owner of the Goodwill.

14.2	Claims and Infringements

(a)

So far as the Vendors are aware, the Business Intellectual Property is not the subject of a claim or opposition from a person (including an Employee or other employee or former employee of the Vendors) as to title, validity, enforceability, entitlement or otherwise.

(b)

The Vendors have received no notice of any civil, criminal, arbitration, administrative or other proceeding, including any infringement proceedings, or any other dispute in any jurisdiction concerning any of the Business Intellectual Property. So far as the Vendors are aware, no civil, criminal, arbitration, administrative or other proceeding concerning any of the Business Intellectual Property Rights is pending or threatened.

(c)	The activities and services in relation to the Business:

(i)	so far as the Vendors are aware do not involve the use of a third party’s Intellectual Property or confidential information.

(ii)	so far as the Vendors are aware, do not at the date of this Agreement, nor did they at the time carried out, used, infringe the Intellectual Property (including moral rights) of another person; and

(iii)	so far as the Vendors are aware, have not given, and will not on Completion give rise to a claim against the Purchasers or a liability to pay compensation.

(d)

So far as the Vendors are aware, no third party has made, is making any unauthorised use of any of the Business Intellectual Property or has infringed or is infringing any Business Intellectual Property.

(e)

Neither the Vendors nor, so far as the Vendors are aware, any other contracting party to any Intellectual Property Agreement or any other agreement in relation to the Business Intellectual Property is in breach of such agreement.

14.3	Adequacy of Business Intellectual Property

(a)	The Business Intellectual Property comprises all the Intellectual Property necessary for the Purchasers to operate the Business as carried on at Completion.

(b)

There is no Business Intellectual Property or Intellectual Property Agreement, due to lapse, expire or terminate within the next 12 months, the loss, termination or expiry of which would cause material adverse effect to the operation of the Business.

(c)	The Vendors have not entered into any Intellectual Property Agreement with any Third Party.

14.4	Creation of Intellectual Property

So far the Vendors are aware all Business Intellectual Property created, conceived, developed or discovered by any person retained, commissioned, employed or otherwise engaged by the Vendors from time to time for the purposes of the Business is fully vested in the Vendors and the Vendors have taken reasonable steps to maintain and protect the Business Intellectual Property.

15.	CONFIDENTIAL INFORMATION

15.1

So far as the Vendors are aware the Confidential Information has at all times been kept strictly confidential by the Vendors and the Vendors have received no notice that confidentiality has been breached.

16.	COMPUTER SYSTEMS

16.1	A summary of the Computer Systems and Computer Equipment and its relationship to key operations of the Business has been Disclosed.

16.2	The Vendors are the owner of all elements of the Computer Equipment free from encumbrances.

16.3	A list of the material Computer Software is included in the Disclosure Bundle.

16.4	All Intellectual Property in all Computer Software used in the Business, except that which is licensed to the Business by third parties, is owned by the Vendors.

16.5	All maintenance and support agreements necessary to support the Computer Equipment and/or Computer Software are in force and any Computer Software used in the Business is supported.

16.6	The Business employs adequate members of appropriately trained employees to ensure the proper operation and use of the Computer Systems.

16.7

So far as the Vendors are aware and save in respect of any Computer Software which is licensed, no third party (other than any third party licensor under the terms of any licence agreement in place) has any right to prevent the Purchasers from continuing to use the Computer Systems and the Vendors have received no notice from any third party purporting to exercise such right.

16.8	The Vendors maintain a disaster recovery plan in respect of damage to or destruction of some or all of the Computer Systems which would be prudent for the operation of an independent school.

16.9	The Vendors have in place procedures to ensure the security of the Computer Systems and data stored on it which would be prudent for the operation of an independent school.

17.	DEBTORS/CREDITORS

17.1	A summary of the positon regarding all Current Term Debts due to the Vendors as at 24 September 2018 has been Disclosed.

17.2

The Vendors are not entitled to the benefit of any Debt otherwise than as the original creditor and is not, and has not agreed to become, a party to any factoring or discounting arrangement in respect of such Debts.

17.3

No Debt is subject to dispute, counterclaim or set off nor, so far as the Vendors are aware, is there any fact or circumstance which might give rise to any such dispute, counterclaim or set off or which would result in any Debt not being recoverable in full in the ordinary course of business.

17.4

(a)	So far as the Vendors are aware, they have paid the creditors of the Business within the times agreed with them;

(b)	a list of such creditors of the Vendors in relation to the Business as at 21 September 2018 is included in the Disclosure Bundle such creditors.

18.	CONTRACTS

18.1	A copy of the Businesses standard parent contract template is contained in the First Disclosure Letter.

18.2	All the material terms of each Contract have been disclosed to the Purchasers and copies of all material Contracts are included in the Disclosure Bundle.

18.3	So far as the Vendors are aware, no Contract:

(a)	is of an onerous or unusual nature or is not of an entirely arms’ length nature or is likely to be loss making;

(b)	was entered into other than in the ordinary course of the Business;

(c)	is incapable of being fully performed in accordance with its terms within 6 months of the date on which it was entered into or undertaken;

(d)	is incapable of termination in accordance with its terms by the Vendors on 90 days’ notice or less;

(e)	restricts the Vendors’ freedom to operate the whole or part of the Business or to use or exploit any of the Assets as it decides;

(f)	constitutes a sale or purchase, option or similar agreement, arrangement or obligation affecting the Business or any of the Assets;

(g)	is one with which the Vendors cannot comply on time or without undue or unusual expenditure of money or effort;

(h)	is of a loss making nature (that is, likely to result in a loss to the Vendors on completion of performance);

(i)	is one by which the Vendors grants or is granted sole or exclusive rights;

(j)	is a distributorship, agency, franchise or management agreement or arrangement;

(k)	requires the performance by the Vendors of any obligations outside the United Kingdom;

(l)	is an agreement for the supply of any administrative or other services or facilities to the Vendors in relation to the Business;

(m)	confers or purports to confer a benefit or right on any person who is not a party to the Contract; or

(n)	involves obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to have been made known to the Purchasers.

18.4

So far as the Vendors are aware, the Contracts are in full force and effect and constitute valid and binding obligations on the parties to such Contracts which are enforceable in accordance with their terms.

18.5	The Vendors have no knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, a Contract.

18.6

No party to a Contract has given notice of its intention to terminate or rescind, or has sought to repudiate or disclaim, such Contract. The Vendors have received no written notice of any actual or proposed changes to the prices or other material terms of any Contract.

18.7

So far as the Vendors are aware, all the Contracts have been duly complied with, no party to a Contract is in breach of such Contract and, so far as the Vendors are aware, there is no fact or circumstance exists which might give rise to a breach. So far as the Vendors are aware, no Contract is the subject of any dispute or claim and there are no facts matters or circumstances which might give rise to any dispute or claim.

18.8

So far as the Vendors are aware there has been no delay, negligence or other default on the part of the Vendors in respect of, and no event has occurred which with the giving of notice or passage of time could constitute a breach by the Vendors of, any of the Vendors’ obligations under any of the Contracts.

18.9	A description of all Contracts or engagements (whether written or oral), which are material to the Business have been Disclosed.

18.10

So far as the Vendors are aware none of the parties to any Contract is entitled to exercise any set off or counterclaim or to delay or withhold payment of any monies falling due under that Contract or to make payment to any party other than the party specified in such contract.

18.11	No offer, tender or similar arrangement is outstanding which is capable of being converted into an obligation of the Vendors in relation to the Business by an acceptance or act of a third party.

19.	JOINT VENTURES AND PARTNERSHIPS

19.1

The Vendors are not in relation to the Business, nor have they agreed to become in relation to the Business, a member of any joint venture, consortium, partnership or other unincorporated association or a party to any agreement or arrangement for sharing commissions or other income relating to the Business.

19.2

The Vendors are not a member of any partnership, trade association, society or other group, whether formal or informal, and whether or not having a separate legal identity in connection with the Business and no such body is relevant to or has any material influence over the Business.

19.3	The Vendors do not have any interest whether as owner, agent, manager, adviser or consultant or of any other nature in an independent school within 5 miles of any of the Campuses.

20.	SUPPLIERS

20.1

No supplier (including any person connected in any way with such supplier) accounts for more than 5% of the aggregate value of all purchases made by the Business in the 12 months prior to the date of this Agreement.

20.2	A list of the top 15 suppliers (by annual value) of the Business is included in the Disclosure Bundle.

20.3	During the year ending on the date of this Agreement no material supplier of the Business has:

(a)	stopped, or indicated an intention to stop, trading with or supplying the Business;

(b)	reduced, or indicated an intention to reduce, its supplies to the Business; or

(c)	changed, or indicated an intention to change, the terms on which it is prepared to supply the Business (other than normal price and quota changes).

21.	PARENTAL DISPUTES

21.1	There are no outstanding claims against the Vendors in respect services supplied by the Vendors and so far as the Vendors are aware, no such claims are threatened or anticipated.

21.2	The Vendors have not knowingly accepted any liability or obligation to do or not do anything in respect of any services supplied by the Vendors in the course of the Business.

21.3

Save in relation to those parents who pay fees monthly, the Vendors have not entered into an agreement or arrangement with parents on terms materially different to the standard terms of business of the School, a copy of which is included in the Disclosure Bundle.

22.	DATA PROTECTION AND PRIVACY

22.1	So far as the Vendors are aware they have in relation to the Business at all times complied with, and at the date of this Agreement complies with, the Data Protection Legislation including:

(a)	the data protection principles;

(b)	the requirements relating to notification of processing of personal data;

(c)	data subject access requests;

(d)	the obtaining of appropriate consents for direct marketing; and

(e)	the creation and regular maintenance of appropriate suppression lists.

22.2

No information notice or enforcement notice or other correspondence has been received by the Vendors in relation to the Business from the Information Commissioner or any other competent authority or industry body alleging non-compliance or requiring compliance with the Data Protection Legislation and there is no fact or circumstance that might give rise to the issue of such notices or correspondence.

22.3

There is no claim or action or, so far as the Vendors are aware, any fact or circumstance that might give rise to a claim or action against the Vendors in relation to the Business for non-compliance with the Data Protection Legislation.

23.	EMPLOYEES

23.1	General

(a)	The Vendors are not a party to a consultancy contract in connection with the Business.

(b)

There is no employment contract between the Vendors and any of the Employees which cannot be terminated by 3 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(c)

The Vendors have not received notice of resignation from any of the Employees since the Management Accounts Date nor has reason to believe that the sale of the Business or the Assets will result in any Employee leaving the Business.

(d)

There is no employment or consultancy contract or other contract of engagement between the Vendors and any person in connection with the Business which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Vendors have a continuing obligation.

(e)	Since the Management Accounts Date, the Vendors have not transferred or agreed to transfer any Employees so that they no longer work within the Business;

(f)

Details of the total number of Employees including details of those who are on maternity leave or absent because of disability or other long-term leave of absence, and in each case have or may have a right to return to work in the Business have been Disclosed.

(g)	The Employee Schedule contains details of

the name, date of start of employment, period of continuous employment, salary and other benefits, and date of birth of each of the Employees and, identifying any employees on maternity leave and e any Employees who have been continuously absent from work for more than one month, giving the reason for the absence;

(h)

Information of any investigation or formal disciplinary action in accordance with the Vendors disciplinary procedure taken against an Employee within the two years ending on the date of this Agreement has been Disclosed.

(i)	Information of any formal grievance raised in accordance with the Vendors’ grievance procedure taken by an Employee within the two years ending on the date of this Agreement has been Disclosed.

(i)	Since the Management Accounts Date:

(i)

the basis of the remuneration payable to the Employees has not altered and the Vendors are not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to the Employees by more than 1%; and

(ii)

no material alterations have been made to the contractual terms and conditions of employment of any of the Employees or other benefits of any of the Employees or any past officer or employee of the Business or any of their dependants.

(j)

The Vendors have made all payments due to the Employees in connection with the Business other than for accrued remuneration or reimbursement of business expenses which will be paid or discharged in full up to the Effective Date.

(k)

There is no agreement or arrangement between the Vendors and any of the Employees of the Vendors in connection with the Business with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment. The Vendors have not provided, or agreed to provide, a gratuitous payment or benefit to any of the Employees (or their dependants).

(l)

The Vendors have maintained up-to-date, full and materially accurate records regarding the employment of each of the Employees (including details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, holiday accrual, disciplinary and health and safety matters).

(m)

The Vendors have not entered into any agreement and no event has occurred which may involve the Business in the future acquiring any undertaking or part of one such that the Regulations may apply thereto.

(n)	The Vendors have not dismissed any employee in contemplation of this transaction or in the 12 month period immediately preceding the date of this Agreement.

(o)

No outstanding offer of employment has been made by the Vendors in connection with the Business nor has any person accepted such an offer of employment made by the Vendors but not yet commenced such employment.

23.2	Payments on termination

Since the Accounts Date, the Vendors have not:

(a)

incurred a liability for breach or termination of an employment contract with any of the Employees or a former employee of the Vendors in connection with the Business including a redundancy payment, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an order for the reinstatement or re-engagement of any of the Employees or a former employee of the Vendors in connection with the Business;

(b)

incurred a liability for breach or termination of a consultancy agreement in relation to the Business incurred a liability in respect of any accident or injury which is not covered by insurance, or received notice of claim from any Employee or former employee of the Vendors in connection with the Business indicating a potential liability in respect of any of the foregoing.

23.3	Compliance with law

The Vendors have in connection with the Business complied with:

(a)	its obligation under the Working Time Regulations 1998 in relation to the hours worked by its employees and its record-keeping obligations; and

(b)	the provisions of the Information and Consultation of Employees Regulations 2004,

and there are no enquiries or investigations existing, pending or threatened affecting the Vendors in relation to any of the Employees or former employees of the Vendors by the Equality and Human Rights Commission or the Health and Safety Executive.

23.4	Redundancies and transfer of business

Within the year ending on the date of this Agreement the Vendors have not:

(a)

given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

(b)	been a party to a relevant transfer (as defined in the Regulations) or failed to comply with a duty to inform and consult employee representatives or a trade union under the Regulations.

23.5	Trade unions

(a)	The Vendors have no agreement, collective agreement or other arrangement with and does not recognise a trade union, works council, staff association or other body representing any of the Employees.

(b)

The Vendors are not involved in, and so far as the Vendors’ are aware, no fact or circumstance exists which is likely to give rise to, a dispute with a trade union, works council, staff association or other body representing any of the Employees.

(c)	The Vendors have not received any formal request under the Information and Consultation of Employees Regulations 2004 in relation to the Employees.

23.6	Bonus and Incentive schemes

(a)	The Vendors does not have and is not proposing to introduce any incentive, share option, profit sharing, bonus, commission or other incentive scheme for any of the Employees.

(b)	No current Employee of employees where offers of employment have been made and accepted are entitled to guaranteed or conditional increases in remuneration whether by way of bonus or otherwise.

23.7	Employment Claims

(a)

There are no legal or other proceedings between the Vendors on the one hand and any Employee of the Vendors or Employee previously engaged in the Business on the other hand nor so far as the Vendors are aware are any such proceedings pending or threatened.

(b)	So far as the Vendors are aware, there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

(c)	No court or Tribunal case, claim or action has been brought by any employee of the Business against the Vendors within the two years ending on the date of this Agreement.

24.	EDUCATION COMPLIANCE

24.1

The Vendor has in relation to the Business has kept, or procured the keeping of, registers of both admissions and attendance and made returns to the Department for Education detailing the names of any children who have failed to attend school regularly in accordance with the requirements of the Education (Pupil Registration) (England) Regulations 2006 (as amended).

24.2

The Vendors have made an annual return of pupil numbers and other necessary information to the Department for Education as required by the Education (Independent Educational Provision in England) (Provision of Information) Regulations 2010 (SI 2010/2919).

24.3	The Vendors hold the necessary Department for Education registration required to carry on its Business including pursuant to section 99 Education and Skills Act 2008 (Consent).

24.4	The Consent is in the Vendors’ possession and:

(a)	the Vendors not in breach of any of the terms and conditions

(b)	it is valid and subsisting;

(c)	so far as the Vendors are aware there is no reason why it should not be suspended, cancelled, qualified or revoked or not renewed upon the expiry of the existing terms.

24.5	Details of all memberships of the School and of associations and professional bodies paid for by the School are Disclosed.

24.6	Details of the latest inspection by the Independent Schools Inspectorate or Ofsted have been Disclosed.

24.7

All background checks in relation to all Employees, prospective employees and any other person connected with the Business as required by law, including but not limited to searches of the Disclosure and Barring Service have been made and all necessary steps have been taken to ensure that any matter revealed by such searches is properly investigated to the fullest extent possible as required by law and appropriate action has been taken by the Seller.

24.8	Anonymised details of any child protection incidents or allegations in relation to the Business in the past two years have been Disclosed.

24.9

Details of the Vendors’ Tier 4 sponsor licence have been Disclosed. The Vendors’ sponsor licence is currently listed as holding “Tier 4 Sponsor” status and is not subject to any restrictions preventing them from sponsoring pupils under Tier 4.

24.10	Details of written complaints made by Parents in the last two years are included in the complaints log, which has been Disclosed.

24.11	The Vendors confirm that so far as they are aware all the Employees have the right to work in the UK and that where required evidence of that right is held on the Employees’ personnel files.

24.12	The School has not filed, and has had no cause to file, any report to the National Crime Agency in respect of fees it receives or has received from parents.

25.	PENSIONS

25.1

Save for the Vendors’ Scheme and the Life Assurance Scheme the Sellers have not proposed nor are they under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute towards, any benefits under a pension scheme (as defined by section 150 of the Finance Act 2004) for or in respect of any Employee (or any spouse, child or dependant of any Employee).

25.2	All material details in relation to the Vendors’ Schemes and the Life Assurance Scheme have been supplied to the Purchaser.

25.3

Save for the Teachers’ Pensions Scheme, each of the Vendors’ Schemes is a registered pension scheme within the meaning of the Finance Act 2004 and, as far as the Vendors are aware, there is no reason why such registration may be withdrawn.

25.4	All contributions, premiums and expenses due in respect of the Vendors’ Schemes and Life Assurance Scheme have been paid.

25.5

No claim has been made or threatened in connection with the Vendors’ Schemes or the Life Assurance Scheme and, as far as the Vendors are aware, there are no circumstances likely to give rise to any such claim.

25.6

Any lump sum death in service benefits payable under the Vendors’ Schemes, other than the Teachers’ Pension Scheme, and the Life Assurance Scheme are fully insured with an insurance company authorised to carry on long term insurance business under the Financial Services and Markets Act 2000.

25.7	No Employee has any right to Relevant Benefits arising as a result of a transfer of their employment to the Vendors under the Regulations.

25.8	The Vendors have complied with their obligations in relation to automatic enrolment under the Pensions Act 2008.

25.9	The Trust is an accepted employer under Regulation 13 of the Teachers’ Pension Scheme Regulations 2010.

26.	EFFECT OF SALE

So far as the Vendors are aware, neither the execution and delivery nor the performance of this Agreement or of a document or agreement entered into pursuant to this Agreement or of any obligation under it will:

26.1	conflict with or constitute or result in a breach of or default under or require the consent of a person under:

(a)

any governmental, public or contractual obligation which is binding upon the Vendors, including the provisions of the Contracts or any Encumbrance to which the Vendors are a party or by which any of the Properties or Assets are bound or subject;

(b)	any court order, judgment, decree, award or injunction which is binding upon the Vendors or by which any of the Assets are bound or subject; or

(c)

an agreement, arrangement or obligation to which the Vendors are a party in relation to the Business or any of the Assets or a legal or administrative requirement in relation to the Business or any of the Assets in any jurisdiction;

26.2

result in the Purchasers losing the benefit of an asset, licence, grant, subsidy, right or privilege which the Vendors enjoys at the date of this Agreement in relation to the Business or any of the Assets in any jurisdiction;

26.3	relieve any person from any obligation under any of the Contracts or entitle any person to terminate any such obligation or any right or benefit enjoyed by the Vendors under any Contract; or

26.4	result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the Properties or Assets.

27.	INSURANCE

27.1

Each of the Properties and Assets which is insurable has at all times been and is at the date of this Agreement insured to its full replacement value against each risk normally insured against by a person operating the types of business operated by the Vendors.

27.2

The Vendors have at all times been and is at the date of this Agreement adequately insured in relation to the Business against accident, damage, injury, third party loss (including product liability), loss of profits and all other risks normally insured against by a person operating the types of business operated by the Vendors.

27.3

The Disclosure Letter contains a list of each current insurance policy in respect of which the Vendors have an interest in connection with the Business and the Assets (together the “Insurance Policies”).

27.4	So far as the Vendors are aware:

(a)	each of the Policies is valid and enforceable and is not void or voidable; and

(b)	They have not done anything or omitted to do anything which might make any of the Policies void or voidable.

27.5

All premiums due in respect of the Policies have been paid up to date and so far as the Vendors are aware, they have not done or omitted to do anything which might result in an increase in the premium payable under any of the Policies.

27.6	No claim is outstanding under any of the Policies and, so far as the Vendors are aware, there is no fact or circumstance which might give rise to a claim under any of the Policies.

28.	EHS MATTERS

28.1	The Vendors have obtained and, so far as the Vendors are aware, have at all times complied with the terms and conditions of all Environmental Permits.

28.2

So far as the Vendors are aware, all such current Environmental Permits remain in full force and effect and there is no fact or circumstance which might lead to the revocation, modification or suspension of any such Environmental Permits.

28.3

The Vendors are not required to carry out any work or capital expenditure in order to comply fully with the terms and conditions of any Environmental Permits or, so far as the Vendors are aware, otherwise to comply fully with any EHS Laws.

28.4

So far as the Vendors are aware, they have, in relation to the Business, at all times complied with all EHS Laws and there is no fact or circumstance which might lead to any breach of, or liability under, any EHS Laws.

28.5

The Vendors have not received notice of any civil, criminal, arbitration or administrative actions, claims or proceedings pending or threatened against the Business arising from or relating to any EHS Laws and, so far as the Vendors are aware, there is no fact or circumstance which might lead to such actions, claims or proceedings.

28.6

The Vendors have not received any notice from any regulatory authority with regard to any alleged breach of EHS Laws in relation to the Business and, so far as the Vendors are aware, there have been no complaints, investigations, enquiries, requests for information or other formal or informal indications of any possible claims or legal actions in respect of EHS Matters from any person including any neighbour, current or former employee, or regulatory authority.

29.	LITIGATION

29.1

Save as Disclosed (or through the usual collection of unpaid debts in the ordinary course of business) the Vendors have not during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets. So far as the Vendors are aware, no civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets is pending or threatened by or against the Vendors or a person for whose acts or defaults the Vendors may be vicariously liable.

29.2

To the best of the Vendors’ knowledge, information and belief, there is no fact or circumstance which might give rise to a civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets involving the Vendors or a person for whose acts or defaults the Vendors may be vicariously liable.

29.3

There is no outstanding, unfulfilled or unsatisfied judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Vendors or, so far as the Vendors are aware, a person for whose acts or defaults the Vendors may be vicariously liable which affects or might detrimentally and materially affect the Business or any of the Assets.

29.4	Details of all material claims, complaints or returns relating to the Business that have occurred during the 12 months preceding the date of this Agreement are contained in the Disclosure Letter.

30.	INSOLVENCY, WINDING UP ETC.

30.1	No order or application has been made or resolution passed for the winding up of the Vendors or for the appointment of a provisional liquidator to the Vendors.

30.2

No petition has been presented and no application has been made to court for an administration order in respect of the Vendors and, so far as the Vendors are aware, no notice of an intention to appoint an administrator of the Vendors have been given or filed.

30.3	No receiver or receiver and manager has been appointed of the whole or part of the Vendors’ business or assets.

30.4

No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Vendors. No compromise or arrangement has been proposed, agreed to or sanctioned under section Part 26 of the Act in respect of the Vendors.

30.5	The Vendors are not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. The Vendors have not stopped paying its debts as they fall due.

30.6	No distress, execution or other process has been levied on any of the Assets.

30.7	There is no unsatisfied judgment or court order outstanding against the Vendors.

30.8	None of the Assets have been the subject of a transaction at an undervalue within the meaning of Part IX or Part IV of the Insolvency Act 1986.

30.9	So far as the Vendors are aware, no action is being taken by the registrar of companies to strike the Vendors off the register.

30.10

The Vendors have not suffered any equivalent or analogous proceedings or orders to any of those described in this paragraph 30 under the law of any jurisdiction in which the Vendors carries on business or has an asset.

31.	COMPLIANCE WITH LAW

31.1	General

(a)

So far as the Vendors are aware, they have at all times carried on the Business and used and dealt with the Properties and Assets in compliance with all material applicable legal and administrative requirements, laws and regulations whether of the United Kingdom or elsewhere including, without limitation, the Charities Acts.

(b)

There has been no violation of, or default with respect to, any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of the United Kingdom (or any other country in which the Business is conducted) by the Vendors which could have an adverse effect upon the Properties, Assets or the Business.

(c)

The Business does not carry on (and has not, at any time when not an authorised person under Part III Financial Services and Markets Act 2000, carried on) a regulated activity in the United Kingdom within the meaning of section 22 Financial Services and Markets Act 2000.

(d)	There is no outstanding liability for any industrial training levy or for any other statutory or governmental levy or charge in relation to the Business, the Assets or the Employees.

(e)	Details of any discrimination claim received in respect of the Business in the past two years have been Disclosed.

31.2	Investigations

So far as the Vendors are aware, there is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning the Vendors or the Business, the Assets or the Employees in any jurisdiction, no such investigation, enquiry or proceeding is pending or threatened and there is no fact or circumstance which might give rise to any such investigation, enquiry or proceeding.

31.3	Unlawful payments

(a)	So far as the Vendors are aware, neither they nor a person for whose acts or defaults the Vendors may be vicariously liable has:

(i)	induced a person to enter into an agreement or arrangement with the Vendors by means of an unlawful or immoral payment, contribution, gift, or other inducement;

(ii)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

(iii)	directly or indirectly made an unlawful contribution to a political activity.

(b)	The Vendors have not:

(i)	acquired any of the Assets with monies representing the proceeds of crime; or

(ii)	at any time received monies representing the proceeds of crime.

32.	PERMITS

32.1

For the purposes of this paragraph 32, “Permit” shall mean a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation, or a filing of a notification, report or assessment, necessary in any jurisdiction for the proper and effective operation of the Business.

32.2	The Vendors have obtained each Permit and, so far as they are aware:

(a)	the Vendors are not in breach of any of the terms and conditions of such Permits;

(b)	they are valid and subsisting;

(c)	there is no reason why any of them should be suspended, cancelled, qualified or revoked or not renewed upon the expiry of the existing terms.

32.3	The School does not have a Tier 2 sponsorship licence and does not employ any persons in any capacity who would require such a licence to be in place in order to be legally employed.

TAX WARRANTIES

1.1

There have been no investigations made by HMRC within three years prior to the date hereof into or affecting the payment of income tax and national insurance contributions on benefits in cash or otherwise paid by the Vendors to their employees and details of all notifications made or notices received by the Vendors under section 65 of the Income Tax (Earnings and Pensions) Act 2003 (“benefits in kind; notices of nil liability”) in connection with the Employees.

1.2

The amount of Tax chargeable on the Vendors in respect of the Business during any accounting period ending on or within six years before the Management Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

1.	Income tax and national insurance contributions

1.1

The Vendors have complied in all material respects with all statutory requirements, regulations, orders, provisions, directions or conditions relating to national insurance and the Pay As You Earn system and has maintained full, and accurate records and other documents appropriate and requisite for the purposes thereof, in such form and for such periods as are required by the relevant legislation and regulations.

1.2

The Vendors have in respect of the Employees duly deducted all amounts from any payments from which income tax falls to be deducted at source under the Pay As you Earn system and all national insurance contributions and other sums required by law to be deducted from wages, salaries or other benefits of the Employees and the Vendors have duly paid or accounted for such amounts and all other sums due in respect of any benefits of the Employees that are subject to income tax for which the Vendors are liable and in respect of national insurance and other social security contributions to any Tax Authority.

2.	Inheritance Tax

2.1	The Assets are not subject to an HMRC charge as mentioned in section 237 of the Inheritance Tax Act 1984 (imposition of charge).

2.2	No person has, and so far as the Vendors are aware no circumstances exist whereby a person could

(a)	become liable to inheritance tax attributable to the value of any of the Assets; or

(b)	obtain the power under section 212 of the Inheritance Tax Act 1984 (“powers to raise tax”) to raise inheritance tax by the sale or mortgage of, or by a terminable charge on, any of the Assets.

3.	Stamp duty and Stamp Duty Land Tax

All documents by virtue of which the Vendors have any right which are required to be either stamped or accompanied by a certificate as to the compliance with Stamp Duty Land Tax and which relate to the Business have been stamped or are accompanied by such certificate and all duty, interest and penalties on those documents have been paid.

4.	Value added tax

4.1	None of the Assets is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

4.2	None of the Assets is a chargeable asset within the meaning of section 44 of the VATA (supplies to groups) acquired by the Vendors within three years of the date of this Agreement.

schedule 2

COMPLETION

1.	At completion the Vendors shall:

1.1	in relation to the Assets deliver to the Purchasers:

(a)	(or, if so requested by the Purchasers, make available to the Purchasers at the Properties) such of the Assets as are capable of being transferred by delivery;

(b)

assignments of the Business Intellectual Property in the agreed form, duly executed by the Vendors, together with any and all documents required to effect a transfer of the Domain Names from the Vendors to the Purchasers, including any duly executed domain name registry forms stipulating the Vendors’ instructions to the relevant domain name registry to transfer the following domain names to the Purchasers:

bournemouthcollegiate.org;

bournemouthcollegiateprep.org;

bournemouthcollegiateschool.org

(c)	duly executed transfers of registration documents (forms V5) for the Motor Vehicles together with all current test certificates and road fund licences;

(d)	a duly executed release in the agreed form in respect of any Encumbrance affecting any of the Assets;

(e)	a schedule of Debts as at the Effective Time;

1.2	in relation to the Properties:

(a)	complete the transfer of the Properties, in accordance with the Properties Contract;

(b)	deliver duly executed Transfers of the Properties (on form TR5) in the agreed form to the Purchasers;

(c)	deliver vacant possession of the Properties to the Purchasers in accordance with the provisions of the Properties Contract;

(d)	deliver to the Purchasers all deeds and documents (if any) relating to the Properties;

1.3	deliver to the Purchasers:

(a)	duly executed counterparts of this Agreement and the Transitional Services Agreement;

(b)	the duly executed First Disclosure Letter with one copy of the Disclosure Bundle and (if required) the Second Disclosure Letter;

(c)

a certified copy of the minutes of a meeting of the board of directors of each of the Vendors authorising the execution of this Agreement and of any other document referred to herein or that may be necessary to give effect to this Agreement and appointing the relevant signatories to sign such documents on the Vendors’ behalf;

1.4	deliver to the Purchasers (or, if so requested, make available to the Purchasers at the Properties):

(a)	the Books and Records; and

(b)

to the extent that third party consent has been obtained prior to Completion, agreements in the agreed form duly executed by the Vendors for the assignment or novation of the Contracts to the Purchasers and all requisite third party consents for such assignments and/or novations.

2.	The Purchasers shall deliver to the Vendors:

2.1	a duly signed version of the Business Plan;

2.2	duly executed counterparts of this Agreement and the Transitional Services Agreement;

2.3	a duly signed acknowledgement and acceptance of the First Disclosure Letter and (if required) the Second Disclosure Letter;

2.4

a certified copy of the minutes of a meeting of the board of directors of each of the Purchasers authorising the execution of this Agreement and of any other document referred to herein or that may be necessary to give effect to this Agreement and appointing the relevant signatories to sign such documents on the Purchasers behalf.

schedule 3

CONDUCT PRIOR TO COMPLETION

The Vendors covenant and undertake to the Purchasers that from the date of this Agreement until Completion:

1.	They:

1.1

operate the Business in the usual way and in the same manner and on the same terms as in the period prior to Completion so as to maintain the Business as a going concern and comply with all material applicable legal and administrative requirements in any jurisdiction;

1.2

consult with the representatives and advisers of the Purchasers with regard to the management and operation of the Business before taking any action which could materially affect the Business or any of the Assets and provide those representatives and advisers with such information as they may reasonably request in connection therewith;

1.3	co-operate with the Purchasers to:

(a)	ensure the efficient continuation of the management of the Business after Completion; and

(b)	prepare for the introduction of the Purchasers’ normal working procedures in readiness for Completion,

which shall include giving the Purchasers and its representatives supervised access to the Properties during normal business hours subject to the Purchasers and its representatives complying with all health and safety, safeguarding and security requirements of the Vendors and allowing them to inspect and copy the books, accounts and records of the Vendors in relation to the Business and Assets;

1.4

permit the representatives and advisers of the Purchasers to meet with the current officers and employees of the Vendors engaged in the Business or having information in relation to the Business or any of the Assets in order to discuss and facilitate matters regarding the impending change in the ownership of the Business and Assets;

1.5	take all reasonable steps to preserve the Assets, including in particular to preserve the validity of the Business Intellectual Property;

1.6

continue each of the Insurance Policies (as defined in paragraph 27.3 of schedule 1) and not do or omit to do anything which would make any of the Insurance Policies void or voidable or might result in an increase in the premium payable under any of the Insurance Policies or prejudice the ability to effect equivalent insurance in the future;

1.7

make all reasonable endeavours to comply with, and not amend or terminate, all Environmental Permits and Permits (as defined in paragraph 32.1 of schedule 1 and not apply for any new Environmental Permits or Permits; and

1.8	notify the Purchasers of the resignation of any Employee or of any intention of any such Employee to resign which intention has been notified to the Vendors.

2.	it shall not without the prior written consent of the Purchasers:

2.1	acquire or agree to acquire any asset, other than in the ordinary course of the Business and requiring expenditure of less than £50,000 per item or £100,000 in aggregate;

2.2

assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of the Business and amounting to less than £100,000 per item or £200,000 in aggregate;

2.3	dispose of, or agree to dispose of, or grant any option over any Asset (other than Stock disposed of in the ordinary course of the Business);

2.4

amend or terminate any Contract or enter into any new contract, agreement or arrangement in relation to the Business including any contract, agreement or arrangement falling within any of the categories of paragraph 18.1 of schedule 1;

2.5	create, or agree to create, an Encumbrance over any of the Assets;

2.6	in relation to each of the Properties:

(a)	change its existing use;

(b)	grant or agree to grant any lease, tenancy, licence or other third party right or assign or agree to assign or otherwise dispose of any such rights;

(c)	amend or terminate, or give a notice to amend or terminate, any existing lease, tenancy, licence or other third party right;

(d)	apply for consent to do anything requiring consent under a lease, tenancy or licence;

(e)	grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence; or

(f)	agree a new rent or fee payable under a lease, tenancy or licence;

2.7

dismiss any Employee, transfer any of the Employees so that they no longer work within the Business or employ or offer employment in the Business to any person not employed in it at the date of this Agreement or amend the terms and conditions of employment of any of the Employees;

2.8

not amend or discontinue (wholly or partly) the Vendors’ Scheme or the Life Assurance Scheme (as defined in paragraph 25.1 of schedule 1) or communicate to any employee of the Vendors a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion or power, in relation to the Vendors’ Scheme or the Life Assurance Scheme or pay any benefits other than in accordance with the terms of documents constituting the Vendors’ Scheme or the Life Assurance Scheme;

2.9

take any steps to procure payment by any debtor of the Business in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of the Vendors (or, if different, the period extended to any particular debtor in which to make payment) or take any steps to reschedule any bad debt;

2.10

delay making any payment to any creditor of the Business beyond the date on which payment of the relevant amount should be paid in accordance with the credit period authorised by the relevant creditor (or, if different, the period extended by creditors in which to make payment);

2.11	supply or agree to supply any goods or services on any terms which are different to the Vendors’ standard terms of business included in the Disclosure Bundle; and

2.12

commence any civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets or compromise, settle, release, discharge or compound any such proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to any such proceedings other than in relation to the collection of unpaid fees in the ordinary course of business (as to which they shall notify brief details of the claim to the Purchasers).

schedule 4

LIMITATIONS ON THE VENDORS’ LIABILITY

1.	Financial Limits

1.1	The Vendors shall not be liable in respect of a Claim unless:

(a)	the Vendors liability in respect of such Claim (together with any connected Claims) exceeds £50,000; and

(b)

until the amount that would otherwise be recoverable from the Vendors (but for this paragraph 1.1) in respect of that Claim when aggregated with any other amount or amounts recoverable in respect of other Claims exceeds £100,000, in which event the Vendors shall be liable for the whole of such amount and not merely the excess.

1.2

The aggregate liability of the Vendors for all Claims shall not exceed £3,500,000 except in the case of Claims in respect of the Warranties in paragraphs 1.1, 9.1(a), 10.3(a) or 14.1(b) of schedule 1 where the aggregate liability for such Claims shall not exceed £10,000,000

2.	Time Limits

2.1	The Vendors shall not be liable for a Claim unless the Purchasers gives the Vendors notice summarising the nature of such Claim and, as far as is reasonably practicable, the amount claimed:

(a)	in the case of a Claim for breach of any of the Warranties in part 2 of schedule 1, within a period of 7 years of Completion; or

(b)	in the case of any other Claim, on or before the 18 months following the date of Completion.

2.2

Any Claim notified in accordance with clause 2.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 18 months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Vendors in respect of the relevant Claim.

3.	Fraud

3.1

Nothing in this Schedule 4 shall apply to exclude or limit the liability of the Vendors to the extent that a Claim arises by reason of any fraud, dishonesty, wilful misrepresentation or wilful concealment by or on behalf of the Vendors.

4.	Disclosed / Accounts / Actual knowledge of the Purchasers

4.1	The Vendors shall not be liable in respect of a Claim, and accordingly, no Claim may be brought to the extent:

(a)	that the Claim relates to any matter or matters Disclosed; or

(b)	that specific provision or specific reserve is made in the Accounts or Management Accounts in respect of the liability giving rise to the Claim; or

(c)	the fact, matter or circumstance giving rise to a Claim is in the actual (but not constructive or implied) knowledge of the Purchasers (or any one of them)

5.	CONTINGENT CLAIMS

5.1

If any Claim based upon a liability which is contingent only, provided the Claim has been notified in accordance with the time limits set out in paragraph 2, the Vendors shall not be liable to make payment unless and until such contingent liability becomes an actual liability and gives rise to an obligation to make a payment.

6.	INSURANCE

6.1

The Vendors shall not be liable in respect of a Claim where the Purchasers (or any member of the Purchaser’s Group) have made a successful claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim. The Vendors’ liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Purchasers in recovering that sum and any excess payable to the insurers), or extinguished if the amount so recovered exceeds the amount of the Claim.

7.	CHANGE OF LAW

7.1

The Vendors shall not be liable in respect of any Claim to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement.

8.	VOLUNTARY ACT

8.1

The Vendors shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Vendors’ liability pursuant to such Claim is increased as a result of:

(a)	any voluntary act, omission, transaction or arrangement of the Purchasers or any member of the Purchasers’ Group (or their respective directors, employees or agents) on or after Completion;

(b)	any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Business introduced or having effect after Completion.

8.2

The Vendors shall not be liable in respect of any Claim to the extent that the liability pursuant to such Claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Purchasers after Completion.

9.	SET OFF

9.1

The Purchaser shall not have any right of set-off (howsoever arising) in respect of any Claim and all sums payable by the Purchasers to the Vendors under this agreement shall be paid in full without set-off, counterclaim or other deduction.

10.	DOUBLE RECOVERY

10.1

The Purchaser’s shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

11.	THIRD PARTY CLAIMS

11.1

In the event that the Purchaser is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

(a)

the Purchasers shall use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party taking account of the prospects of success and the likely cost to the Purchaser of doing so (and in so doing always acting in good faith); and

(b)

the liability of the Vendors in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Purchasers in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim.

11.2

The provisions of paragraph 11.1 above shall apply in the event that any claim is made or threatened by any third party against the Purchasers which may reasonably be considered likely to give rise to a Claim (Third Party Claim).

11.3	In the event of a Third Party Claim, the Purchasers shall:

(a)

as soon as reasonably practicable (and in any event within 5 Business Days of becoming aware of the matter) give written notice of the Third Party Claim to the Vendors, specifying in reasonable detail the nature of the Third Party Claim;

(b)	keep the Vendors fully informed of the progress of and all material developments in relation to the Third Party Claim; and

(c)	provide the Vendors with copies of all material information and correspondence relating to the Third Party Claim.

11.4	The Purchasers:

(a)

shall take such action as the Vendors may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the Third Party Claim PROVIDED THAT the Vendors shall indemnify the Purchasers in relation to the reasonable cost of such action; and

(b)

shall not agree any compromise or settlement, or make any admission of liability or payment, in relation to the Third Party Claim without the prior written consent of the Vendors (such consent to be unreasonably withheld) PROVIDED THAT the Purchasers shall not be so obliged where such action may be reasonably considered to be detrimental to the reputation of the Business or the Purchasers.

12.	MITIGATION

12.1	Nothing in this schedule 4 shall restrict or limit the general obligation at law of the Purchasers to mitigate any loss or damage it may suffer in consequence of a breach of the Warranties.

13.	RESCISSION

13.1

The Purchasers agree that save as expressly provided in this Agreement at clause 5.2, rescission shall not be available as a remedy for any breach of this Agreement and the Purchasers shall not be entitled to rescind or terminate this Agreement.

schedule 5

GUARANTEE

1.	Guarantee

1.1	The Guarantor hereby guarantees the punctual performance of all the obligations and liabilities of the Purchasers under or otherwise arising out of or in connection with this Agreement.

1.2

If any obligation or liability of the Purchasers expressed to be the subject of the guarantee contained in this clause (the “Guarantee”) is not, or ceases to be, valid or enforceable against the Purchasers the Guarantor shall nevertheless be liable to the Vendors, in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor was the principal obligor in respect thereof.

1.3	The liability of the Guarantor under the Guarantee shall not be discharged or affected in any way by:

(a)	the Vendors compounding or entering into any compromise, settlement or arrangement with the Purchasers, any co-guarantor or any other person; or

(b)

the grant of any time, indulgence, waiver or consent to the Purchasers, any co-guarantor or any other person or realising, taking, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies against the Purchasers, any co-guarantor or any other person; or

(c)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of the security.

1.4	The Vendors shall not be obliged to take any steps to proceed against or to enforce any right, security or remedy against the Purchasers or any other person before enforcing the Guarantee.

1.5

The Guarantee is in addition to any other right, security or remedy now or hereafter available to the Vendors and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Purchasers or Guarantor or any other person or any change in the ownership of any of them.

1.6

Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Guarantee the Guarantor waives all of its rights of subrogation, reimbursement against the Purchasers and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Purchasers or any co-guarantor in respect of any such rights and not to prove in competition with the Vendors in the liquidation or insolvency of the Purchasers or any such co-guarantor.

1.7

If the Guarantee shall be discharged or released in consequence of any performance by the Purchasers of the guaranteed obligations which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations.

1.8	Notwithstanding any other provision of this Agreement the total liability of the Guarantor under the Guarantee shall be limited to, and shall not exceed the Purchase Price.

schedule 6

EMPLOYEES

[***]

schedule 7

DISCOUNTED FEES

[***]

schedule 8

APPORTIONMENT PRE-ESTIMATE

[***]

schedule 9

PROPERTIES

[***]

IN WITNESS whereof the parties hereto have executed this document as a deed on the day and year first above written.

Executed as a deed by	)
)
for and on behalf of UNITED	)
CHURCH SCHOOLS TRUST:	)

Signature	/s/ Louise Johnston

Signature of witness	/s/ Alison Hussain

Name of witness	Alison Hussain

Address of witness	4 COURTMAN ROAD
STANWICK
NN9 6TG

Occupation of witness	ASSISTANT COMPANY SECRETARY

Executed as a deed by	)
)
for and on behalf of UNITED CHURCH	)
SCHOOLS FOUNDATION LTD:	)

Signature	/s/ Louise Johnston

Signature of witness	/s/ Alison Hussain

Name of witness	Alison Hussain

Address of witness	4 COURTMAN ROAD
STANWICK
NN9 6TG

Occupation of witness	ASSISTANT COMPANY SECRETARY

APPENDIX 1

PROPERTIES CONTRACT

DATED                      2018

UNITED CHURCH SCHOOLS FOUNDATION LIMITED

and

BRIGHT SCHOLAR (BCS) PROPERTY LIMITED

CONTRACT FOR THE SALE OF FREEHOLD LAND WITH VACANT POSSESSION

at

(1)	Wentworth College, College Road, Bournemouth, BH5 2DR

(2)	14 Woodland Avenue, Boscombe, Bournemouth, BH5 2DJ

(3)	Uplands School, 40 St Osmunds Road, Poole, BH14 9JY

(4)	Land on the south west side of St Osmunds Road, Poole

1	Interpretation	1

2	Sale and purchase	3

3	Conditions	3

4	Risk and insurance	4

5	Deposit	4

6	Deducing title	4

7	Vacant possession	4

8	Title guarantee	4

9	Matters affecting the Property	4

10	Transfer	5

11	VAT	5

12	Completion	5

13	Buyer’s acknowledgement of condition	6

14	Entire agreement	6

15	Notices	6

16	Third party rights	8

17	Business Sale Contract	8

18	Governing law and Jurisdiction	8

This Contract is dated                     2018

PARTIES

(1)

UNITED CHURCH SCHOOLS FOUNDATION LIMITED registered in England and Wales with company number [***] whose registered office is at Worldwide House, Thorpe Wood, Peterborough, England PE3 6SB (“the Seller”).

(2)

BRIGHT SCHOLAR (BCS) PROPERTY LIMITED registered in England and Wales with company number [***] whose registered office is at 6th Floor, 60 Gracechurch Street, London, United Kingdom EC3V 0HR (“the Buyer”)

AGREED TERMS

1	Interpretation

The following definitions and rules of interpretation apply in this contract.

1.1	Definitions:

Business: the business carried on as at the date hereof by the Seller and/or its associated companies at the Property, being the ownership and operation of a preparatory and senior school.

Business Sale Contract: means the Business and Asset Sale and Purchase Agreement of even date and made between (1) United Church Schools Foundation Ltd and United Church Schools Trust and (2) Bright Scholar (BCS) Property Limited and Bright Scholar (BCS) Management Limited and (3) Bright Scholar Education Holdings Limited

Buyer’s Conveyancer: Shakespeare Martineau LLP, 60 Gracechurch Street, London, EC3V 0HR (reference: [***]).

Charge: the charge appearing at entries 2 and 3 of the charges register of title number [***] as at 7 June 2018 at 16:19:50.

Completion Date: means the completion date as defined in the Business Sale Contract.

Contract Rate: interest at 4% per annum above the base rate from time to time of Barclays Bank plc.

Deposit: means the deposit of £1,000,000 (exclusive of VAT) as more particularly described in the Business Sale Contract.

Escrow Agreement: the agreement dated 24 August 2018 governing the terms on which the Deposit is being held by the Seller’s Conveyancer and made between (1) the Seller (2) United Church Schools Trust (3) the Buyer and (4) Bright Scholar BCS Management Limited.

Head of Terms: the heads of agreement dated 24 August 2018 summarising the key terms for the proposed sale of the Business, the Property, and the other assets of the Seller and companies associated with the Seller to the Buyer and/or Bright Scholar (BCS) Management Limited and made between (1) the Seller (2) United Church Schools Trust and (3) Impetus Investment Limited.

Part 1 Conditions: the conditions in Part 1 of the Standard Commercial Property

1

Conditions (Second Edition) and Condition means any one of them.

Part 2 Conditions: the conditions in Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the freehold properties at:

a)	Wentworth College, College Road, Bournemouth, BH5 2DR as registered at HM Land Registry with title absolute under title number [***]

b)	14 Woodland Avenue, Boscombe, Bournemouth, BH5 2DJ as registered at HM Land Registry with title absolute under title number [***]

c)	Uplands School, 40 St Osmunds Road, Poole, BH14 9JY as registered at HM Land Registry with title absolute under title number [***]; and

d)	Land on the south west side of St Osmunds Road, Poole as registered at HM Land Registry with title absolute under title number [***]

Purchase Price: the sum of £9,999,993 (exclusive of VAT) as specified in the Business Sale Contract.

Seller’s Conveyancer: Veale Wasbrough Vizards LLP, Narrow Quay House, Narrow Quay, Bristol BS1 4QA (reference: Simon Linnitt).

VAT: value added tax chargeable in the UK.

Written Replies: are written replies that the Seller’s Conveyancer has given prior to exchange of this agreement to any written enquiries raised by the Buyer’s Conveyancer comprising replies to Phase 1 Due Diligence Replies to Enquiries dated 6 July 2018 and Phase 2 Due Diligence Enquiries (Property) dated 3 August 2018 and 12 September 2018 and Replies to CPSE1 dated 21 September 2018.

1.2	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.3

Unless otherwise specified, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision and all orders, notices, codes of practice and guidance made under it.

1.4

A reference to laws in general is a reference to all local, national and directly applicable supra-national laws as amended, extended or re-enacted from time to time and shall include all subordinate laws made from time to time under them and all orders, notices, codes of practice and guidance made under them.

1.5	Except where a contrary intention appears, a reference to a clause or Schedule is a reference to a clause of or Schedule to this contract.

1.6	Unless the context otherwise requires, references to clauses and Schedules are to the clauses and Schedules of this contract and references to paragraphs are to paragraphs of the relevant Schedule.

1.7	Clause, Schedule and paragraph headings shall not affect the interpretation of this contract.

2

1.8	The Schedules form part of this contract and shall have effect as if set out in full in the body of this contract. Any reference to this contract includes the Schedules.

1.9	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.10	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.11	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.12

For the purposes of the definition of Written Replies, written replies and written enquiries include any pre-contract enquiries and any replies to pre-contract enquiries that are requested or given before the date of this contract.

2	Sale and purchase

2.1	The Seller will sell and the Buyer will buy the Property for the Purchase Price on the terms of this contract.

2.2	The Buyer cannot require the Seller to:

2.2.1	transfer the Property or any part of it to any person other than the Buyer; or

2.2.2	transfer the Property in more than one parcel or by more than one transfer; or

2.2.3	apportion the Purchase Price between different parts of the Property.

3	Conditions

3.1	The Part 1 Conditions are incorporated in this contract so far as they:

3.1.1	apply to a sale by private treaty;

3.1.2	relate to freehold property;

3.1.3	are not inconsistent with the other clauses in this contract; and

3.1.4	have not been modified or excluded by any of the other clauses in this contract.

3.2	The terms used in this contract have the same meaning when used in the Part 1 Conditions.

3.3	The following Conditions are amended:

3.3.1	Condition 1.1.1(d) is amended so that reference to the completion date in Condition 1.1.1(d) refers instead to the Completion Date as defined in this contract.

3.3.2	Condition 1.1.1(e) is amended so that reference to the contract rate in Condition 1.1.1(e) refers instead to the Contract Rate as defined in this contract.

3

3.3.3	Condition 6.6.3 is amended so that reference to “Condition 3.1.2” is reference to “Clause 9”.

3.4	Condition 1.1.4(a) does not apply to this contract.

3.5	The Part 2 Conditions are not incorporated into this contract.

4	Risk and insurance

4.1

The Property shall remain at the risk of the Seller until completion and the Seller shall maintain in force until the date of actual Completion the policy of insurance effected by it for insuring the Property or any part of it against loss or damage.

4.2	Conditions 7.1.3 and 7.1.4 shall not apply.

5	Deposit

5.1

The Buyer has prior to the date of this contract paid the Deposit to the Seller’s Conveyancer as stakeholder under the terms of the Heads of Terms and the Escrow Agreement and such Deposit shall from the date of this contract be held in accordance with the terms of the Business Sale Contract.

5.2	Condition 2.2 does not apply to this contract.

6	Deducing title

6.1	The Seller’s title to the Property has been deduced to the Buyer’s Conveyancer before the date of this contract.

6.2

The Buyer is deemed to have full knowledge of the title and is not entitled to raise any objection, enquiry or requisition in relation to it save in respect of matters arising from pre-completion searches.

6.3	Conditions 6.1, 6.2 and 6.3 do not apply to this contract.

7	Vacant possession

The Property will be sold with vacant possession on completion save that the assets of the Business being acquired by the Buyer (or Bright Scholar (BCS) Management Limited) shall remain at the Property at completion.

8	Title guarantee

8.1	The Seller will transfer the Property with full title.

8.2	Condition 6.6.2 does not apply to this contract.

9	Matters affecting the Property

9.1	The Seller will sell the Property free from incumbrances other than:

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9.1.1	any matters, other than the Charge, contained or referred to in the entries or records made in registers maintained by HM Land Registry as at:

(a)	28 September 2018 at 16:40:03 under title number [***]

(b)	28 September 2018 at 16:40:43 under title number [***]

(c)	28 September 2018 at 16:39:15 under title number [***] and

(d)	28 September 2018 at 16:39:41 under title number [***]

9.1.2	any matters discoverable by inspection of the Property before the date of this contract;

9.1.3	any matters which the Seller does not and could not reasonably know about;

9.1.4	any matters, other than the Charge, disclosed or which would have been disclosed by the searches and enquiries which a prudent buyer would have made before entering into this contract;

9.1.5	public requirements;

9.1.6	any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

9.2	Conditions 3.1.1, 3.1.2 and 3.1.3 do not apply to this contract.

9.3

The Buyer is deemed to have full knowledge of the matters referred to in clause 9.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them, save in respect of matters arising from pre-completion searches.

10	Transfer

10.1	The transfer to the Buyer will be in the agreed form annexed to this contract.

10.2	The Buyer and the Seller will execute the transfer in original and counterpart.

10.3	Condition 6.6.4 does not apply to this contract.

11	VAT

11.1	The Purchase Price is exclusive of VAT (if any).

11.2

The Seller warrants that it has not elected to tax the Property for VAT on or prior to the date of this contract and that it shall not do so after the date hereof and unless there is any change in law or statute that requires the Seller to charge VAT on the Purchase Price (in which case the Buyer will pay an amount equal to the VAT as additional consideration), the Buyer shall pay the Purchase Price to the Seller on the Completion Date exclusive of VAT.

11.3	Conditions 2.1 and 2.2 do not apply to this contract.

12	Completion

12.1	Completion will take place on the Completion Date but time is not of the essence of the contract unless a notice to complete has been served.

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12.2	Condition 8.1.1 does not apply to this contract.

12.3

Condition 1.1.3(b) is amended to read: “in the case of the seller, even though a mortgage remains secured on the property, if the amount to be paid on completion enables the property to be transferred freed of all mortgages, (except those to which the sale is expressly subject) or if the seller produces reasonable evidence that this is the case.”

12.4	Condition 9.4 is amended to add, “(d) any other sum which the parties agree under the terms of the contract should be paid or allowed on completion”.

13	Buyer’s acknowledgement of condition

The Buyer acknowledges that before the date of this contract, the Seller has given the Buyer and others authorised by the Buyer, permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Property. The Buyer has formed the Buyer’s own view as to the condition of the Property and the suitability of the Property for the Buyer’s purposes.

14	Entire agreement

14.1

This contract and the Business Sale Contract and the documents annexed to them constitutes the whole agreement between the parties and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them relating to their subject matter.

14.2

The Buyer acknowledges that in entering into this contract and any documents annexed to it the Buyer does not rely on any representation or warranty (whether made innocently or negligently) other than those:

14.2.1	set out in this contract or the documents annexed to it; or

14.2.2	contained in any Written Replies.

14.3	Nothing in this clause shall limit or exclude any liability for fraud.

14.4	Condition 9.1 is varied so that the words “the negotiations leading to it” are replaced with the words “Written Replies”.

15	Notices

15.1	Any notice given under this contract must be in writing and signed by or on behalf of the party giving it.

15.2	Any notice or document to be given or delivered under this contract must be:

15.2.1	delivered by hand;

15.2.2	sent by pre-paid first class post or other next working day delivery service; or

15.2.3	sent through the document exchange (DX).

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15.3	Any notice or document to be given or delivered under this contract must be sent to the relevant party as follows:

15.3.1	to the Seller at:

United Church Schools Foundation Limited, Worldwide House, Thorpe Wood, Peterborough PE3 6SB

marked for the attention of: Grant Charman or Anna Paige

or at the Seller’s Conveyancer, quoting the reference [***];

15.3.2	to the Buyer at the Buyer’s Conveyancer, quoting the reference [***].

or as otherwise specified by the relevant party by notice in writing to the other party.

15.4	Any change of the details in clause 15.3 specified in accordance with that clause shall take effect for the party notified of the change at 9.00 am on the later of:

15.4.1	the date, if any, specified in the notice as the effective date for the change; or

15.4.2	the date five working days after deemed receipt of the notice.

15.5	Giving or delivering a notice or a document to a party’s conveyancer has the same effect as giving or delivering it to that party.

15.6	Any notice or document given or delivered in accordance with clause 15.1, clause 15.2 and clause 15.3 will be deemed to have been received:

15.6.1

if delivered by hand, on signature of a delivery receipt or at the time the notice or document is left at the address provided that if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day, and if delivery occurs after 5.00 pm on a working day, or on a day which is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day; or

15.6.2	if sent by pre-paid first class post or other next working day delivery service, at 9.00 am on the second working day after posting.

15.7	In proving delivery of a notice or document, it will be sufficient to prove that:

15.7.1	a delivery receipt was signed or that the notice or document was left at the address; or

15.7.2	the envelope containing the notice or document was properly addressed and posted by pre-paid first class post or other next working day delivery service.

15.8	A notice or document given or delivered under this contract shall not be validly given or delivered if sent by email.

15.9	Condition 1.3 does not apply to this contract.

15.10	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

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16	Third party rights

16.1	A person who is not a party to this contract shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this contract.

16.2	Condition 1.5 does not apply to this contract.

17	Business Sale Contract

17.1

Completion of the sale and the purchase of the Property is conditional upon completion of the purchase of the Business by Bright Scholar (BCS) Management Limited and United Church Schools Trust under and in accordance with the terms of the Business Sale Contract. The parties agree to complete the sale of the Property on the same date as completion occurs under the Business Sale Contract and the payment of the balance of the Purchase Price shall be dealt with under the Business Sale Contract.

17.2

If completion of the Business Sale Contract has not occurred by 31 December 2018 (or such other date as the parties to the Business Sale Contract may agree in writing) then either party may give notice to the other in writing to determine this contract.

17.3	The Buyer shall notify the Seller as soon as the Conditions (as defined in the Business Sale Contract) have been satisfied in accordance with the terms of the Business Sale Contract.

18	Governing law and Jurisdiction

18.1

This contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims).

This contract has been entered into on the date stated at the beginning of it.

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Signed by NAME OF DIRECTOR for and on behalf of UNITED CHURCH SCHOOLS FOUNDATION LIMITED	DIRECTOR SIGNATURE
Signed by NAME OF DIRECTOR for and on behalf of BRIGHT SCHOLAR (BCS) PROPERTY LIMITED	DIRECTOR SIGNATURE

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